EXHIBIT 10.9

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SSA GLOBAL TECHNOLOGIES, INC.,

SAMURAI MERGER SUBSIDIARY, INC.

AND

INFINIUM SOFTWARE, INC.

Dated as of October 28, 2002

i

ii

Exhibits and Schedules

Exhibit A                               Voting Agreement

Company Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of October 28, 2002 (this “Agreement”) is made by and among SSA Global Technologies, Inc., a Delaware corporation (the “Parent”), Samurai Merger Subsidiary, Inc., a Massachusetts corporation and a direct wholly-owned subsidiary of the Parent (the “Merger Subsidiary”), and Infinium Software, Inc., a Massachusetts corporation (the “Company”).  The Parent, the Merger Subsidiary and the Company are each individually referred to herein as a “Party” and together collectively referred to herein as the “Parties”.

WITNESSETH

WHEREAS, the respective Boards of Directors of the Company, the Parent and the Merger Subsidiary have approved the merger of the Merger Subsidiary with and into the Company, with the Company surviving (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and the Massachusetts Business Corporation Law (as in effect from time to time, the “BCL”);

WHEREAS, the respective Boards of Directors of the Parent and the Company have determined that the Merger is in the interest of their respective stockholders; and

WHEREAS, as a condition and inducement to the Parent’s willingness to enter into this Agreement, the Parent, the Company and certain of the Company’s stockholders are entering into a voting agreement and irrevocable proxy, dated as of the date hereof, substantially in the form as that attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which the Company Stockholders party thereto have agreed, among other things, to vote the shares of Company Common Stock held by them in favor of the adoption of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement the following terms shall have the meanings set forth below:

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, acquisition agreement, voting agreement, stock purchase agreement or other similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” shall mean (a) any inquiry, proposal or offer (including any proposal to stockholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than as expressly permitted pursuant to Section 6.1) or (d) any public announcement by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Action or Proceeding” shall mean actions, suits, proceedings, pleadings, claims, arbitrations, investigations, charges, allegations, complaints or demands.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Ancillary Product Materials” shall mean all Documentation concerning the Products, including the Engineering Information, the Testing Materials, the Marketing or User Materials and the Customer Support Materials.

“Appraisal Provisions” shall mean Sections 85 through 98 of the BCL and any successor provisions, as in effect as of the Effective Time.

“Appraisal Shares” shall mean Company Common Stock outstanding immediately prior to the Effective Time that are held by any Person who properly objects to the Merger and demands payment for and appraisal of such Company Common Stock pursuant to, and who complies in all respects with, the Appraisal Provisions.

“Benefit Plans” shall mean each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit that the Company and its Subsidiaries currently maintain or to which the Company and its Subsidiaries currently contribute or are required to contribute for the benefit of any of its employees or former employees (or dependents or beneficiaries thereof) (or as to which the Company and its Subsidiaries may otherwise have any liability, including, but not limited to, any pension plan (“Pension Plan”) as defined in Section 3(2) of ERISA, any welfare plan (“Welfare Plan”) as defined in Section 3(1) of ERISA or any program administered by a government, including, but not limited to, a Foreign Pension Plan, whether funded, insured or self-funded or whether written or oral.

“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in New York, New York or Boston, Massachusetts.

“Business Intellectual Property” shall mean the material Owned Intellectual Property and the Licensed Intellectual Property.

“CAA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“CERCLA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Contribution” shall have the meaning ascribed to such term within the definition of Payment Fund.

“Company Credit Agreement” shall mean the Loan and Security Agreement, dated October 26, 2001, by and between the Company and Silicon Valley Bank, as such agreement is in effect on the date hereof, without giving effect to any amendments, modifications or supplements after the date hereof, and all agreements and arrangements entered into pursuant thereto and in connection therewith.

“Company Material Adverse Effect” shall mean any event, change, occurrence, effect, development or circumstance that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on (a) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (b) the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect:  (A) any adverse event, change, occurrence, effect, development or circumstance resulting from or relating to general business, economic, industry or financial market conditions, including any such conditions arising out of acts of terrorism or war or any armed hostilities to the extent such acts do not directly affect the Company or its assets or employees; (B) any adverse event, change, occurrence, effect, development or circumstance (including any adverse change or effect resulting from or relating to a cancellation of or delay in customer orders, a reduction in sales, a loss of employees, an action taken by a competitor, a disruption in any relationship with any supplier, licensor, licensee, partner, employee or other person or a claim, action or proceeding other than those commenced by any Governmental Entity) resulting primarily from or relating primarily to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement; (C) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from or relating primarily to the taking of any action contemplated by this Agreement or any action to which the Parent shall have consented in writing; (D) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from or relating primarily to any material breach by the Parent of any provision of this Agreement or any other action by the Parent or any Subsidiary of the Parent; (E) any failure to meet internal, published or other estimates, predictions, projections or forecasts of revenues, net income or any other measure of financial performance, provided that any underlying event, change, occurrence, effect, development or circumstance that gave rise to such failure shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect, except as otherwise provided in this paragraph.

“Company Gaming Permits” shall mean permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from gaming regulatory bodies necessary for the lawful conduct of the business of the Company and its Subsidiaries as now conducted.

“Company Permits” shall mean permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of assets and the lawful conduct of the business of the Company and its Subsidiaries as now conducted or as conducted through the Effective Time, including any Company Gaming Permits.

“Company Real Property” shall mean, collectively, the Owned Real Property and the Leased Real Property.

“Company SEC Documents” shall mean all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed with the SEC by the Company since October 1, 1999 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date of this Agreement).

“Company Stockholders” shall mean the record holders of the Company Common Stock.

“Computer Software” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of September 5, 2002, by and between the Company and the Parent, as in effect from time to time.

“Contract(s)” shall mean any contract, agreement, instrument, guarantee, license or executory commitment to which the Company is a party or pursuant to which the properties or assets of the Company or any of its Subsidiaries are bound.

“Copyrights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Current Version” shall mean the current version and all currently supported versions.

“Customer Agreement” shall mean a customer agreement with respect to a Product.

“Customer Support Materials” shall mean any and all customer support materials relating to the Products, including support training materials, support bulletins, and any and all data contained in the customer support organization computer system of the Company or its Subsidiaries.

“CWA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Disabling Devices” shall mean Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Documentation” shall mean all documentation (including data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, algorithms, edit controls, methodologies, flow charts and file layouts and written narratives of all procedures used in the coding, operation or maintenance of and customer support with respect to Computer Software.

“Engineering Information” shall mean any and all design and code documentation, methodologies, processes, trade secrets, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions (exclusive of inventions covered by patents and patent applications), know-how, techniques, engineering work papers and programmers notes relating to the Products.

“Environmental Law” includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended, the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended, the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Permits” shall mean, collectively, all permits, licenses and/or approvals required under Environmental Laws to operate the business of the Company and its Subsidiaries as currently operated and as contemplated in material compliances with all Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” shall mean any entity which, together with the Parent, the Merger Subsidiary and the Company, as the case may be, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained by the Company, any Subsidiary of the Company or any of the Company’s Affiliates outside the United States of America primarily for the benefit of employees of the Company or any of the Subsidiaries of the Company residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governmental Approval” shall mean any required filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity.

“Governmental Directive” shall mean any judgment, order, decree or directive by or at the request of any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local, Native American tribal or foreign government, court, arbitral tribunal, administrative agency, body or commission or other governmental or other regulatory authority, commission, agency or body or any non-governmental, self-regulatory authority, commission, agency or body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Intellectual Property” shall mean all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) proprietary computer software and all service and data offerings of the Company in connection with its business (including all computer programs, object code, source code, user interface, data bases and documentation) (collectively, “Computer Software”); and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

“Intellectual Property Contracts” shall mean all agreements concerning material Owned Intellectual Property or Licensed Intellectual Property to which the Company, any of its Subsidiaries or their respective properties or assets are bound, including agreements granting the Company and the Subsidiaries rights to use the Licensed Intellectual Property, agreements granting rights to use material Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

“Knowledge”, with respect to any individual (and with respect to any other Person, the executive officers of such Person), shall mean the actual knowledge of such individual (and with respect to any other Person, the executive officers of such Person) after reasonable inquiry.

“Laws” shall mean (i) any provisions of any federal, state, local or foreign statute, law, rule, regulation or ordinance applicable to a Person and (ii) any order, judgment, writ, injunction or decree entered by a Governmental Entity specifically naming a Person or, to the knowledge of such Person, binding on such Person or its business or assets.

“Leased Real Property” shall mean, collectively, all real property leased, subleased or licensed by the Company or any of its Subsidiaries (as lessor or lessee or under which the Company or any of its Subsidiaries has any liability).

“Licensed Intellectual Property” shall mean Intellectual Property that the Company and the Subsidiaries are licensed or otherwise permitted by other Persons to use.

“Liens” shall mean any pledges, claims, liens, charges, mortgages, easements, rights-of-way, encumbrances or security interests of any kind or nature whatsoever.

“Marketing or User Materials” shall mean any and all customer and marketing materials relating to the Products, including product documentation, sale and marketing collateral, white papers, product data sheets known as “Software Product Descriptions,” performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

“Merger Subsidiary Common Stock” shall mean the common stock, par value $0.01 per share, of the Merger Subsidiary.

“Options” shall mean any options to purchase Company Common Stock outstanding as of the Closing Date in accordance with the Company’s:  (a) 1989 Stock

Option Plan, amended as of October 1, 1994; (b) 1995 Stock Plan; and (c) 1995 Non-Employee Director Stock Option Plan.

“OSHA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Other Proprietary Rights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Owned Intellectual Property” shall mean Intellectual Property owned by the Company and the Subsidiaries.

“Owned Real Property” shall mean all real property owned in whole or in part by the Company or any of its Subsidiaries.

“Patents” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Paying Agent” shall mean the bank or trust company, which shall be located in the United States of America, designated by the Parent (with the consent of the Company, not to be unreasonably withheld or delayed) to act as paying agent for the holders of the Cash Merger Shares in connection with the Merger and to receive the funds to which holders of the Cash Merger Shares shall become entitled pursuant to Section 3.1(c).

“Payment Fund” shall mean cash in an aggregate amount which (i) is equal to (a) the aggregate Cash Merger Consideration payable in accordance with Section 3.1(c) minus (b)(1) the funds available to the Company in cash at the Effective Time, less (2) an amount for short term operating expenses of the Company to be mutually agreed upon by the Parent and the Company three days prior to the Closing (the amount described in clause (b), the “Company Contribution”) and (ii) is sufficient to enable the Paying Agent, upon combining the Payment Fund with the Company Contribution, to make payments pursuant to Sections 3.1(c) and 3.2, which funds prior to disbursement in accordance with the terms of this Agreement shall be invested by the Paying Agent as directed by the Parent.

“Pension Plan” shall have the meaning ascribed to such term within the definition of Benefit Plans.

“Permitted Lien(s)” shall mean (a) Liens reflected in the Company’s consolidated balance sheet as of June 30, 2002 contained in the Company SEC Documents (including the notes thereto), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective business, (c) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (d) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings, if all of such Liens referred to in preceding clauses (a) through (d), inclusive, do not have a Company Material Adverse Effect.

“Person(s)” shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company,  an unincorporated organization or other entity and a Governmental Entity, government or other department or agency thereof.

“Product Tools” shall mean all Computer Software design and development tools and any and all scripts, modifications and additions to such tools which are owned and used by the Company or its Subsidiaries to compile, link, integrate or build the Products, including all related back-up tapes and archival tapes.

“Products” shall mean the Computer Software products currently marketed, sold, licensed, supported, serviced or maintained by the Company or its Subsidiaries, together with the inventory of the Products, the Ancillary Product Materials and any and all such Computer Software related to, comprising or constituting such products, and all supplements, modifications, updates, corrections and enhancements to past and current versions of such products, shipping versions of such products, and versions of such products currently under development; and any and all English and foreign language versions of current and past versions of such products, shipping versions of such products and versions of such products currently under development, in each case including the source code and object code versions of such Computer Software; and all Documentation relating thereto; and any and all back-up tapes and archival tapes relating to the foregoing.

“Proxy Statement” shall mean the definitive proxy statement of the Company mailed to its stockholders relating to the Merger and this Agreement, as amended or supplemented.

“Registered” shall mean (i) issued patents, (ii) registered trademarks, service marks or copyrights, or (iii) renewed trademarks or service marks.

“Representative(s)” shall mean with respect to any Person, such Person’s Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents.

“Required Consents” shall mean, collectively, all approvals, consents or waivers under each of the Company Material Contracts that may be required under the terms thereof with respect to the Merger, including the change of control of the Company resulting therefrom, and the other transactions contemplated by this Agreement.

“Rights Agreement” shall mean the Rights Agreement, dated as of February 5, 1999, between the Company and BankBoston, N.A., as rights agent thereunder, as in effect on the date of this Agreement and amended as contemplated by Section 6.10 of this Agreement and without giving any effect to any other amendments, modifications or supplements after the date of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Special Meeting” shall mean a special meeting of the stockholders of the Company for the purpose of considering and taking action upon the approval of this Agreement and the Merger.

“Stock Plans” shall mean any stock option or restricted stock plan or agreement of the Company.

“Subsequent Filings” means, collectively, all subsequent filings made after the date of this Agreement amending or superseding any Company SEC Documents (including any statements or schedules therein) and any forms, reports, schedules, statements, registration statements, proxy statements, or other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

“Subsidiary” shall mean, with respect to any Person at any time, any partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or other entity of which (or in which) more than 50% of (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, association, joint stock company, unincorporated organization, limited liability company or other entity, or (c) the beneficial interest in such trust or estate, is, at such time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Superior Proposal” shall mean a bona fide written offer which is not solicited by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) made by a third party to acquire, directly or indirectly, (i) more than 50% of the shares of Company Common Stock pursuant to a tender offer followed by a merger, (ii) all of the shares of Company Common Stock pursuant to a merger or (iii) all or substantially all of the assets of the Company and its Subsidiaries, (w) on terms (taken as a whole) which the Board of Directors of the Company determines in good faith, after consultation with its outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be Updata Capital, Inc.), would, if consummated, be more favorable from a financial point of view to the Company and its stockholders (in their capacity as such) than the transactions contemplated hereby, (x) which the Board of Directors determines in good faith (after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be Updata Capital, Inc.)) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal), (y) which is not conditioned on the receipt of any financing and (z)

which is not made in violation of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives.

“Tax Returns” all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax returns and other information required to be supplied to a taxing authority in connection with Taxes) for Taxes that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date.

“Taxes” shall mean all taxes, charges, duties, fees, levies or other similar assessments or liabilities (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any of the foregoing.

“Testing Materials” shall mean any and all Engineering Information relating to testing and correcting defects in the Products (including regression tests, test beds, test plans, software defect database and historical defect data), and other documents and materials which relate to maintaining, enhancing and correcting errors in the Products.

“Third Party Software” shall mean all Computer Software used or held for use, sale or license by the Company or any of its Subsidiaries (as a separate Product or as a component of a Product) that neither the Company nor any of its Subsidiaries owns.

“Trade Secrets” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Trademarks” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Transfer Regulations” shall means the Transfer of Undertakings (Protection of Employment) Regulations 1981 or such legislation enacted in an relevant jurisdictions pursuant to the EC Directive 77/187/EEC (the “Acquired Rights Directive”).

“U.S. Benefit Plan” shall mean each Benefit Plan covering, or providing benefits to, employees of the Company and its Subsidiaries based in the United States or to which ERISA or the Code is applicable.

“Voting Debt” shall mean, collectively, bonds, debentures, notes or other indebtedness or obligations which entitle the holders thereof to vote (or which are convertible into or exercisable or exchangeable for securities which entitle the holders thereof to vote) with the stockholders of the Company or a Subsidiary of the Company, as the case may be, on any matter.

“Voting Stockholders” shall mean the Company Stockholders who are party to the Voting Agreement.

“WARN Act” shall mean the Workers Adjustment Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq.

“Welfare Plans” shall have the meaning ascribed to such term within the definition of Benefit Plans.

In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:

Defined Terms	Section

Affiliated Group	4.8(a)
Agreement	Introduction
Articles of Merger	2.2
BCL	Recitals
Cash Merger Consideration	3.1(c)
Cash Merger Shares	3.1(c)
Certificates	3.2(b)(i)
Closing	2.4
Closing Date	2.4
COBRA	4.15(b)
Company	Introduction
Effective Time	2.2
Environmental Claim	4.14
Executive Agreements	4.18(h)
Expense Reimbursement	8.3(b)(ii)
Indemnified Parties	6.13
Insurance Policies	4.19
Merger	Recitals
Merger Subsidiary	Introduction
Option Consideration	3.4
Parent	Introduction
Parties	Introduction
Party	Introduction
Replacement Contracts	6.7(a)(i)
Restated Articles of Organization	2.1
SEC Contracts	4.12
Stock Acquisition Date	6.10
Stock Incentive Plans	3.4
Surviving Corporation	2.1
Termination Date	8.1(b)
Termination Fee	8.3(b)(ii)
Voting Agreement	Recitals

ARTICLE II

THE MERGER

Section 2.1.            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCL, at the Effective Time, the Parent, the Merger Subsidiary and the Company shall consummate the Merger pursuant to which (a) the Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of the Merger Subsidiary shall cease, (b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the BCL, (c) the separate corporate existence of the Company with all of its rights, powers and franchises shall continue unaffected by the Merger, (d) the Restated Articles of Organization as amended to date prior to the Effective Time of the Company (the “Restated Articles of Organization”) shall be amended in their entirety to read as the Articles of Organization of the Merger Subsidiary, as in effect immediately prior to the Effective Time; provided, that Article 1 of the Articles of Organization of the Surviving Corporation shall read in its entirety as follows:  “The name by which the corporation shall be known is:  Infinium Software, Inc.”, and as so amended shall be the Articles of Organization of the Surviving Corporation until further amended in accordance with the terms thereof and the BCL, and (e) the By-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until further amended in accordance with the terms thereof and the BCL.  The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and the Merger Subsidiary, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and the Merger Subsidiary.  The purpose of the Surviving Corporation shall be as set forth in Article 2 of the Articles of Organization of the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and §80 of the BCL.

Section 2.2.            Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Merger Subsidiary and the Company shall prepare, execute, and on the Closing Date shall cause to be filed with the Secretary of the Commonwealth of The Commonwealth of Massachusetts, Articles of Merger in such form as is required by the relevant provisions of the BCL (the “Articles of Merger”) and all other filings or recordings required under the BCL.  The Merger shall become effective upon the filing of the Articles of Merger, executed in accordance with the relevant provisions of the BCL, with the Secretary of the Commonwealth of The Commonwealth of Massachusetts or at such later time as is established by the Parties and set forth in the Articles of Merger (the “Effective Time”).

Section 2.3.            Directors and Officers.  The directors of the Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation, until such director’s successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Articles of Organization and the By-

laws of the Surviving Corporation.  The officers of the Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation, until such officer’s successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Articles of Organization and the By-laws of the Surviving Corporation.

Section 2.4.            Closing.  (a)  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two Business Days following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable law) of those conditions (the “Closing Date”), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Parties.

(b)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Parent shall deliver to the Company all of the following:

(i)            a certificate executed on behalf of the Parent by an officer thereof, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company certifying as to the incumbency and signatures of the officers of the Parent executing this Agreement and any Ancillary Agreement; and

(ii)           the certificate contemplated by Section 7.3(a).

(c)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, the Merger Subsidiary shall deliver to the Company all of the following:

(i)            a copy of the Articles of Organization of the Merger Subsidiary with all amendments thereto certified as of a recent date by the Secretary of the Commonwealth of the Commonwealth of Massachusetts;

(ii)           a certificate of good standing of the Merger Subsidiary, issued as of a recent date by the Secretary of the Commonwealth of the Commonwealth of Massachusetts;

(iii)          a certificate of the Secretary or an Assistant Secretary of the Merger Subsidiary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) the Articles of Organization and the Bylaws of the Merger Subsidiary and (B) the incumbency and signatures of the officers of the Merger Subsidiary executing this Agreement and the Voting Agreement; and

(iv)          the certificate contemplated by Section 7.3(a).

(d)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, the Company shall deliver to the Parent and the Merger Subsidiary all of the following:

(i)            a copy of the Articles of Organization of the Company, certified as of a recent date by the Secretary of the Commonwealth of The Commonwealth of Massachusetts;

(ii)           a certificate of good standing of the Company, issued as of a recent date by the Secretary of the Commonwealth of The Commonwealth of Massachusetts;

(iii)          a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent certifying as to (A) the Company’s Articles of Organization and Bylaws, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the Voting Agreement;

(iv)          all consents, waivers or approvals that have been obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

(v)           the certificates contemplated by Section 7.2(a) and (d); and

(vi)          a certificate executed on behalf of the Company’s transfer agent certifying as to the number of issued and outstanding shares of Company Common Stock.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1.            Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Stockholders or the Merger Subsidiary Stockholders:

(a)           Capital Stock of the Merger Subsidiary.  Each issued and outstanding share of Merger Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation.  From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Subsidiary-Owned Stock.  All Company Common Stock that is owned by the Company or by any of its Subsidiaries or held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Exchange of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(b) and (ii) any Appraisal Shares) (including each outstanding share of restricted Common Stock, whether or not vested) shall be converted into the right to receive an amount in cash equal to $7.00 per share of Company Common Stock (the “Cash Merger Consideration”), payable to the holder thereof.  Such Cash Merger Consideration shall be paid upon surrender of the certificate formerly representing such share of Company Common Stock pursuant to Section 3.2.  The shares of Company Common Stock converted into the right to receive the Cash Merger Consideration are hereinafter referred to collectively as the “Cash Merger Shares”.  All such Cash Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

Section 3.2.            Payment of Cash Merger Consideration.

(a)           Paying Agent.  At least five Business Days prior to the Effective Time, the Parent shall designate the Paying Agent.  At or prior to the Effective Time the Parent shall deposit the Payment Fund in trust with the Paying Agent and at the Effective Time, the Parent shall cause the Company to deposit the Company Contribution in trust with the Payment Agent.  The Payment Fund and the Company Contribution shall be invested by the Paying Agent as directed by the Parent.  The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.1(c) and this Section 3.2 out of the Payment Fund and the Company Contribution.  Neither the Payment Fund nor the Company Contribution shall be used for any other purpose except as otherwise agreed to by the Parent.  If the sum of the Payment Fund and the Company Contribution is insufficient to pay in cash all of the amounts required to be paid pursuant to Section 3.1(c) and this Section 3.2, the Parent from time to time after the Effective Time shall promptly deposit in trust additional cash with the Paying Agent sufficient to make all such payments, or shall cause the Surviving Corporation to do so.

(b)           Exchange Procedures.

(i)            As soon as reasonably practicable (but in any event not later than 5 Business Days) following the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Cash Merger Shares (collectively, the “Certificates”), whose shares of Company Common Stock were converted pursuant to Section 3.1(c) into the right to receive the Cash Merger Consideration, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration.

(ii)           Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration for each Cash Merger Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each Certificate shall be deemed, for all purposes, to evidence only the right to receive upon such surrender the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2.  No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

(iii)          If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2; provided, that the Parent may require the Person to whom any such Cash Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Parent against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(iv)          If payment of Cash Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of Cash Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Each of the Paying Agent, the Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Cash Merger Shares such amounts as may be required to be deducted and withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

(v)           The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of the Cash Merger Consideration for the Cash Merger Shares.

(c)           No Further Transfer or Ownership Rights in the Shares of Common Stock.  From and after immediately prior to the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Stock and there shall be no further registration of transfers of the Cash Merger Shares on the records of the Company (or the Surviving Corporation) or its transfer agent of Certificates representing Company Common Stock, and if any such Certificates are presented to the Company (or the Surviving Corporation) for transfer, they shall be cancelled and exchanged as provided in this Article III, subject to applicable law in the case of Appraisal Shares.  All Cash Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Common Stock exchanged for Cash Merger Consideration theretofore represented by such Certificates.

(d)           Termination of Fund; No Liability.  At any time following the date which is the twelve month anniversary of the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look to the Parent (subject to abandoned property, escheat or other similar Laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, that such holders shall have no greater rights against the Parent than may be accorded to general creditors of the Parent under applicable Laws.  Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, neither the Parent nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

Section 3.3.            Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or represent the right to receive Cash Merger Consideration in accordance with Sections 3.1(c) and 3.2, but rather each of the Appraisal Shares shall be converted into the right to receive payment of the appraised value of such Appraisal Shares in accordance with the Appraisal Provisions; provided, however, that if any holder of Appraisal Shares shall (i) fail to establish his entitlement to appraisal rights as provided in the Appraisal Provisions or (ii) otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Provisions, then such holder shall forfeit the right to appraisal of such Appraisal Shares and such Appraisal Shares shall thereupon be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely, without any interest thereon, for the right to receive Cash Merger Consideration otherwise payable in accordance with Sections 3.1(c) and 3.2.  The Company shall give the Parent (a) prompt written notice of any objection filed pursuant to the Appraisal Provisions received by the Company, the withdrawal of any such objection filed pursuant to the Appraisal Provisions, and any other notice or instrument delivered or served pursuant to the Appraisal Provisions and (b) the opportunity to direct, at the Parent’s own expense, all negotiations and proceedings with respect to any objections under the Appraisal Provisions.  The Company shall not, except with the prior written consent of the Parent, (i) make any payment with respect to any objection, (ii) offer to settle or settle any such objection, (iii) waive any failure to timely deliver a written objection in accordance with the Appraisal Provisions, or (iv) agree to do any of the foregoing.

Section 3.4.            Stock Options and Restricted Stock.  With respect to any Options outstanding prior to the Effective Time, the Company shall take such action as shall be required to effectuate (i) the cancellation, as of the Effective Time, of all Options

(whether or not then vested or exercisable and without regard to the exercise price, if applicable, of such Options) granted under any Stock Plan or otherwise, and to cause, pursuant to the Stock Plans, all outstanding Options (whether or not then vested or exercisable) to represent solely the right to receive, in accordance with this Section 3.4, a cash payment in the amount of the Option Consideration (as defined below), if any, with respect to any such Option and to no longer represent or represent the right to purchase Company Common Stock or any other equity securities of the Company, the Parent, the Surviving Corporation or any other Person or any other consideration, and (ii) the termination, as of the Effective Time, of the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of the Company or any Subsidiary or Affiliate thereof (collectively, with the Stock Plans, the “Stock Incentive Plans”).  The forgoing actions shall take effect immediately prior to the Effective Time.  Each holder of an option to purchase Company Common Stock shall receive from Parent, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than 5 Business Days), an amount (net of applicable taxes) equal to the excess, if any, of the Cash Merger Consideration over the exercise price of such Option, multiplied by the total number of shares of Common Stock subject to such Option, without any interest thereon (the “Option Consideration”).  In the event that the exercise price of such option is equal to or greater than the Cash Merger Consideration, such option shall be cancelled and have no further force or effect.  As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of any such Options a letter describing the treatment of and payments for such Options pursuant to this Section 3.4 and providing instructions for use in obtaining payment for such Options.  The Company shall take all steps to ensure that neither it nor any of its Subsidiaries or Affiliates is or shall be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than the Parent or its Affiliates, to own any capital stock or equity of the Company or any of the Subsidiaries or to receive any payment in respect thereof, except as expressly contemplated by this Section 3.4.

Section 3.5.            Employee Stock Purchase Plan  As of the end of the Payment Period (within the meaning of the Company’s 1995 Employee Stock Purchase Plan (the “ESPP”)) ending December 31, 2002, the ESPP shall be terminated.  Prior to the end of such Payment Period, the Company shall take all actions (including preventing any payroll deductions under the ESPP with respect to any period after such Payment Period and, if appropriate, amending the terms of the ESPP) that are necessary to effect such termination.  Notwithstanding the foregoing, in the event that the Closing Date occurs prior to December 31, 2002, options held by a participant under the ESPP shall be terminated as of the Closing Date, in exchange for a cash payment equal to the excess of the Cash Merger Consideration over the applicable option price under the ESPP, multiplied by the number of shares of Company Common Stock that the participant’s accumulated payroll deductions as of the Closing Date could purchase, subject to the limitations contained in Section 12 of the ESPP.

Section 3.6.            Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any agreements, documents, deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving

Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are hereby authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company has delivered to the Parent a Disclosure Letter, dated the date hereof (the “Company Disclosure Letter”), receipt of which has been acknowledged in writing thereon by the Parent.  The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections of this Article IV (including specific cross references between sections and subsections where appropriate).  Any reference in this Article IV to an agreement being “enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.  The Company hereby represents and warrants to the Parent and the Merger Subsidiary on the date hereof, except as set forth in the Company Disclosure Letter as noted above, as follows:

Section 4.1.            Organization.  The Company and each of its Subsidiaries is an entity duly organized, validly existing and in corporate good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as contemplated.  The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in corporate good standing as a foreign entity, in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in a Company Material Adverse Effect.  The Company has, prior to the date of this Agreement, made available to the Parent true, complete and correct copies of the Articles of Organization and the By-laws of the Company and the comparable governing documents of each of the Company’s Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement.  The respective charters and by-laws or other organizational documents of such Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries in any material respect.

Section 4.2.            Capitalization.  (a) The authorized capital stock of the Company consists of (a) 40,000,000 shares of Company Common Stock and (b) 1,000,000 shares of preferred stock, par value $0.01 per share.  As of the close of business on the date hereof, (i) with respect to Company Common Stock, 13,566,249 shares of Company Common Stock are issued and outstanding, 96,396 shares of Company Common Stock are issued and held in the treasury of the Company, 2,510,095 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Options to purchase Company Common Stock; (ii) with respect to preferred stock, no shares are issued and outstanding, or held in the treasury of the Company, and 150,000 shares are designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company’s stockholder rights plan pursuant to the Rights Agreement.  Section 4.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date, for and number of shares subject to all outstanding options to purchase Company Common Stock and the grant date for all shares of Restricted Stock.  All outstanding shares of capital stock or other equity interests, as the case may be, of the Company and each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable federal and state securities laws and regulations.  All shares of capital stock of the Company subject to issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will, when issued in accordance with the terms of such instruments, be duly authorized, validly issued, fully paid and non-assessable, and will not be subject upon issuance to, nor issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and will be issued in compliance with applicable federal and state securities laws and regulations.  Except as set forth above, (i) there are no shares of capital stock or other equity securities (voting or nonvoting) of the Company or any of its Subsidiaries authorized, issued or outstanding, (ii) there are no outstanding or authorized options or restricted stock (other than the Options to purchase Company Common Stock and Restricted Stock described in Section 4.2(a) of the Company Disclosure Letter) or warrants, calls, preemptive rights, subscriptions or other similar rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, limited stock appreciation rights, stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, (1) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or (2) obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, restricted stock, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, and (iii) neither the Company nor any of its Subsidiaries has authorized or outstanding Voting Debt.

(b)           Section 4.2 of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries of the Company.  Except for the Company’s interest in its Subsidiaries and investments in marketable securities and mutual funds, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in, nor is the Company or any of the Subsidiaries subject to any obligation or requirement to provide for or to make any investment (whether equity or debt) to or in, any Person.

(c)           All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned, of record and beneficially, by the Company, or directly or indirectly beneficially, by either the Company or one or more of its Subsidiaries, in each case free and clear of all Liens, options, call rights, rights of first refusal, “tag” or “drag” along rights or other similar restrictions.  No shares of capital stock of, or ownership interests in, any of the Company’s Subsidiaries are reserved for issuance to any Person other than the Company or any of its Subsidiaries.

(d)           Other than the Voting Agreement and the Rights Agreement, there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries under the Securities Act.

(e)           None of the Company or its Subsidiaries are required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

(f)            There are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries other than those imposed by the corporate laws of general applicability of their respective jurisdictions of organization.

Section 4.3.            Authorization; Validity of Agreement; Company Action

The Company has full corporate power and authority to execute and deliver this Agreement, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, and, subject to obtaining Company Stockholder approval to the extent required by the BCL and the Company’s Articles of Organization, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors, and, except for obtaining the approval of the Company Stockholders as contemplated by Section 6.5, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement, the Voting Agreement and the consummation by it of the transactions contemplated hereby and thereby.  This Agreement, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to the Effective Time have been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent and the Merger Subsidiary, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 4.4.            Consents and Approvals; No Violations.  The execution and delivery of this Agreement and the Voting Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreement and the compliance by the Company with the applicable provisions of this Agreement and the Voting Agreement will not:

(a)           subject to the obtaining of the approval of a majority of the outstanding shares of Company Common Stock held by the Company Stockholders, violate or conflict with or result in any breach of any provision of the Articles of Organization or the By-laws of the Company or the comparable governing documents of any of its Subsidiaries;

(b)           require any Governmental Approval, except for (i) the filing by the Company of a premerger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR Act; (ii) the filing with the SEC of (A) the Proxy Statement, and (B) such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter; and (iv) the filing of the Articles of Merger with the Secretary of the Commonwealth of The Commonwealth of Massachusetts, all other filings and recordings required under the BCL and appropriate documents with the relevant authorities of other states and countries in which the Company and its Subsidiaries are qualified to do business;

(c)           result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration of any material right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization to which the Company or any of its Subsidiaries is a party, or by which any such Person’s properties or assets may be bound, other than such violations, breaches, conflicts, defaults, penalties, rights of amendment, modifications, terminations, cancellations or acceleration of any such right or obligation or losses of material benefits or rights under or creation of such Liens which are not, individually or in the aggregate, material to the Company and its Subsidiaries; or

(d)           violate or conflict with, in any material respect, any Law applicable to the Company or any of the Subsidiaries or by which any of their properties or assets may be bound.

Section 4.5.            SEC Reports and Financial Statements.  (a)  The Company has timely filed with the SEC all Company SEC Documents, all of which are publicly available by EDGAR.  Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the Company SEC Documents (including any financial statements or schedules included therein) and any forms, reports, schedules, statements, registration statements, proxy statements and other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) (i) did not, and in the case of Subsequent Filings will not, contain any untrue statement of a material fact or omit, or in the case of Subsequent Filings will not omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied, and in the case of Subsequent Filings will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Parent or the Merger Subsidiary in writing relating to the Parent, the Merger Subsidiary or any affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Each of the financial statements contained or to be contained in the Company SEC Documents (including, in each case, any related notes and schedules) has (i) been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 4.6.            No Undisclosed Liabilities  The Company and its Subsidiaries do not have any liabilities, indebtedness or obligations of any nature (whether known or unknown, accrued, absolute, contingent, asserted, liquidated or otherwise), except (a) as disclosed in Section 4.6 of the Company Disclosure Letter; (b) as reflected and reserved against on the June 30, 2002 balance sheet included in the Company SEC Documents, (c) liabilities which have arisen since June 30, 2002 in the ordinary course of business of the Company to the extent they do not constitute, individually or when aggregated with the other liabilities referred to in clauses (c), (d) and (e) of this Section 4.6, a Company Material Adverse Effect; (d) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet to the extent they do not constitute, individually or when aggregated with the other liabilities referred to in clauses (c), (d) and (e) of this Section 4.6, a Company Material Adverse Effect, or (e) that would not individually or when aggregated with the other liabilities referred to in clauses (c), (d) and (e) of this Section 4.6, cause a Company Material Adverse Effect.

Section 4.7.            Absence of Certain Changes.  Between June 30, 2002 and the date of this Agreement, the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing:

(a)           there has not occurred any Company Material Adverse Effect;

(b)           there has been no declaration, setting aside or payment by the Company or any Subsidiary of any dividend or other distribution payable in cash, securities or other property with respect to, or split, combination, redemption, reclassification, purchase or other acquisition effectuated or authorized by the Company or any Subsidiary of, any shares of capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than those payable by a wholly-owned Subsidiary of the Company solely to the Company or to another wholly-owned Subsidiary of the Company, or any other change in the capital structure of the Company or any of its Subsidiaries;

(c)           except as set forth in Section 4.2 of the Company Disclosure Schedule, there has been no issuance or sale, or authorization therefor, by the Company or any Subsidiary of any shares of capital stock (whether unrestricted or restricted) or any other securities (equity or debt) of the Company or any of its Subsidiaries or issuance, sale or authorization by the Company or any Subsidiary for any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or the entering into by the Company or any Subsidiary of any arrangement or contract with respect to the issuance or sale of, any shares of capital stock of any class of the Company or Voting Debt or other securities (equity or debt), or any other changes to the capital structure of the Company or any of its Subsidiaries, except for the issuance by the Company of shares of Company Common Stock pursuant to the terms of Options in the ordinary course, consistent with past practices and as set forth in Section 4.2(a) of the Company Disclosure Letter;

(d)           there have been no Contracts (or amendments, modifications, supplements or replacements to existing Contracts) made or committed to be made or entered into to be performed by the Company or any of its Subsidiaries relating to, and none of them have made any, capital expenditures with a value in excess of $50,000 in any calendar year, or in the aggregate for capital expenditures with a value in excess of $200,000;

(e)           neither the Company nor any of its Subsidiaries has acquired, by merging or consolidating with, by purchasing an equity interest in, by purchasing all or a portion of the assets of, or by any other manner, any business or any Person, or other acquisition of any assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice or acquisitions through the merger of a Subsidiary into the Company);

(f)            there have been no transfers, leases, licenses, guarantees, sales, mortgages, pledges, disposals of, subjecting to Liens (other than Permitted Liens) or other encumbrances on, any assets of the Company or any of its Subsidiaries that are material to their business or that have a value individually in excess of $100,000 other than with respect to (i) transactions between wholly-owned Subsidiaries of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales in the ordinary course of business consistent with past practice;

(g)           except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on June 30, 2002, as set forth in Section 4.2 of the Company Disclosure Schedule or required by applicable law or contemplated by Section 3.4, there have been no increases in the compensation or fringe benefits of any of the Company’s or its Subsidiaries’ directors, officers or employees (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), no grants of any severance or termination pay not required to be paid under then existing severance plans, no employment, benefit (including with respect to life or disability insurance or with respect to premiums therefor), consulting or severance agreements, policies or arrangements with any present or former directors, officers or other employees of the Company or any of the Company’s Subsidiaries, no establishment or adoption of or amendments, modifications, supplements, replacements or terminations of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit (including with respect to life or disability insurance or with respect to premiums therefor), pension, retirement, deferred compensation, employment, termination, severance or other plans, agreements, trusts, funds, policies or arrangements for the collective benefit of any directors, officers or employees except with respect to new hires of non-officer employees in the ordinary course of business and as consistent with past practice;

(h)           there have been no plans of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganizations of the Company or any of its Subsidiaries or any agreements relating to any Acquisition Proposals adopted or entered into except as otherwise contemplated or permitted hereby;

(i)            there has been no (i) incurrence, assumption, modification or prepayment of any indebtedness for borrowed money, issuance of any debt securities or warrants or other rights for the acquisition of debt securities, or guarantees, endorsements or liabilities or responsibilities for the obligations or indebtedness of another Person by the Company or any of its Subsidiaries, other than indebtedness owing to or guarantees of indebtedness owing to, the Company or any direct or indirect wholly-owned Subsidiary of the Company, or capital leases entered into, or (ii) loans, extensions of credit or advances by the Company or any of its Subsidiaries to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination and $50,000 in the aggregate outstanding on any date of determination;

(j)            except for the acceleration of vesting of Options and Restricted Stock set forth in Section 4.2 of the Company Disclosure Schedule, there have been no accelerations of the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance (including arrangements or agreements for premiums therefor) or other compensation or benefits of the Company or any of its Subsidiaries;

(k)           neither the Company nor any of its Subsidiaries has made any payments, discharges, settlements or satisfactions of any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the June 30, 2002 balance sheet included in the Company SEC Documents or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $250,000;

(l)            there have been no plans, announcements, implementations or effectuations of any reductions in force, lay-offs, early retirement programs, severance programs or other programs or efforts concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

(m)          there have been no actions or omissions by or on behalf of the Company or any of its Subsidiaries which (i) constitute a violation of any material Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more material Company Permit or otherwise have or would reasonably be likely to have a material adverse impact on any material customer or material client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and the Surviving Corporation or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or the Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity necessary or required to maintain the Company Permits in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

(n)           there have been no entries into any new material lines of business;

(o)           there has been no failure to maintain with current or other financially responsible insurance companies insurance on the Company’s or its Subsidiaries’ assets, tangible and intangible, and their respective businesses in such amounts and against such risks and losses as are consistent with past practice and standard practice in the Company’s industry;

(p)           there has been (i) no materially amended Tax Returns or claims for refund filed, (ii) no making or rescission of any material Tax election or other failure to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (1) did not, would not, or may not materially increase the Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes for any period or (2) is or was required by Law, (iii) no incurrence of any material liability for Taxes other than in the ordinary course of business, or (iv) no settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period entered into;

(q)           there has been no material change by the Company or any of its Subsidiaries in any accounting practices, policies or procedures or any methods of reporting income, deductions or other items for income tax purposes (except insofar as may have been required by applicable law, GAAP or SEC rule and which are disclosed in the Company SEC Documents); and

(r)            there has been no material damage, destruction or loss (whether or not covered by insurance) to the Company’s or any of its Subsidiaries’ tangible or intangible property or assets, including software or systems.

Section 4.8.            Taxes.  (a) Tax Returns.  The Company, each of its Subsidiaries and each affiliated group (within the meaning of Section 1504(a) of the Code) or consolidated, combined, or unitary group (under state or local law) of which the Company or any such Subsidiary is or has been a member (each, an “Affiliated Group”) have timely filed or caused to be timely filed with the appropriate taxing authorities all material Tax Returns that are required to be filed by, or with respect to, the Company, each Subsidiary and each Affiliated Group.

(b)           Payment of Taxes.  All Taxes imposed with respect to the income, assets or operations of the Company or any of its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date have been either timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in the Company SEC Documents in accordance with GAAP.  With respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, neither the Company nor any of its Subsidiaries nor any Affiliated Group has incurred any individual Tax liability, or any such Tax liabilities in the aggregate, in excess of $250,000 outside of the ordinary course of business with respect to the portion of such taxable year or other taxable period ending on and including the Closing Date.

(c)           Other Tax Matters.

(1)           (i)  Neither the Company nor any of its Subsidiaries nor any Affiliated Group is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, (ii) no such audit or other examination is pending, or to the Company’s Knowledge, threatened, and (iii) neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority relating to any issue which would have or would be reasonably likely to have individually or in the aggregate with respect to all such written notices an adverse effect on the Tax liability of the Company or any of its Subsidiaries in excess of $250,000.

(2)           Neither the Company nor any of its Subsidiaries (i) has entered into an agreement or waiver that will be in effect as of the Closing Date or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, or (ii) is presently contesting the Tax liability of the Company or any of its Subsidiaries in any administrative or judicial proceeding.

(3)           Neither the Company nor any of its Subsidiaries has been included in any Affiliated Group with any Person (other than the Company or any current Subsidiary thereof) provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(4)           All Taxes which the Company and each or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(5)           No claim has been made in writing with respect to the 1998 tax year or subsequent tax years or, to the Company’s Knowledge, with respect to any tax year prior to the 1998 tax year by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(6)           There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof (other than the Parent and its affiliates) and any other party under which the Parent, the Merger Subsidiary, the Company or any of the Company’s Subsidiaries could be liable for any Taxes or other claims of, or could otherwise have any liability or obligation to, any party after the Closing Date.

(7)           Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(8)           No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

(9)           Neither the Company nor any of its Subsidiaries is a party to any agreement that would require (including as a result of the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement) the Company or any of its Subsidiaries or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

(10)         The Company and each of its Subsidiaries have made available to the Parent and the Merger Subsidiary true, complete and correct copies of each of the Tax Returns for income Taxes filed on behalf of the Company and each of its Subsidiaries for the 1998 tax year and all subsequent tax years.

(11)         There are (i) no deferred intercompany transactions between the Company and any of its Subsidiaries or between the Company’s Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company or any of its Subsidiaries) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (ii) no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company and/or its Subsidiaries recognizing income.

(12)         No indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(13)         The Company and each of its Subsidiaries is in substantial compliance with any and all material requirements with respect to the reporting, withholding, payment of employment Taxes and filing of Tax Returns with respect to fees paid to any consultants or temporary employees or staff of the Company and its Subsidiaries.

Section 4.9.            Title to Properties; Owned and Leased Real Properties; No Liens.  (a)  The Company and each of its Subsidiaries has good and marketable, and in the case of Owned Real Property, fee simple, title to, or, in the case of Leased Real Property and leased assets, valid leasehold interests in, (A) all of its material tangible properties and assets (real and personal), including all such properties and assets reflected in the Company’s consolidated balance sheet as of June 30, 2002 contained in the Company SEC Documents, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, and (B) all the material tangible properties and assets that have been purchased by the Company or any of the Subsidiaries since June 30, 2002, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Liens, except for Permitted Liens.

(b)           Section 4.9(b) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all Owned Real Property.

(c)           Section 4.9(c) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all Leased Real Property.  The Company or one of its Subsidiaries has a valid leasehold interest in all Leased Real Property, free and clear of any and all Liens except for Permitted Liens.  Each lease with respect to the Leased Real Property is in full force and effect in accordance with its terms in all material respects; in each case, the Company or its Subsidiary, as applicable, has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder in any material respect, and there exists no default or event, occurrence, condition or act by the Company or its Subsidiaries, as applicable, (including the Merger and transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition (including the Merger and the other transactions contemplated by this Agreement), would become a default in any material respect under such lease.  Neither the Company nor any of its Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the Company’s Knowledge, all of the covenants to be performed by any other party under any such lease have been fully performed in all material respects.  The Company has, prior to the date of this Agreement, made available to the Parent true, complete and correct copies of each lease or other agreement (including, in each case, any and all amendments, modifications and supplements thereto) with respect to each Leased Real Property.

Section 4.10.          Intellectual Property.           (a)  Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all of the (i) Registered or material Owned Intellectual Property (each identified as a Patent, Trademark, Trade Secret, Copyright, Computer Software or Other Proprietary Right, as the case may be), (ii) pending Intellectual Property applications (each identified as a Patent, Trademark or Copyright application) and (iii) Intellectual Property Contracts (other than license agreements or licenses entered into by the Company or its Subsidiaries, with their respective customers as end users or resellers or distributors of the Company’s Products).

(b)           To the Company’s Knowledge, all Owned Intellectual Property and all Licensed Intellectual Property is valid, subsisting and enforceable.  None of the Owned Intellectual Property (and to the Company’s Knowledge, none of the Licensed Intellectual Property) (i) has been adjudicated invalid or unenforceable, (ii) has been abandoned or cancelled (excepting any expirations in the ordinary course), or (iii) is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company’s or its Subsidiaries’ rights thereto.  To the Company’s Knowledge, all material Owned Intellectual Property has been marked where appropriate or necessary with notices and legends as permitted or required by Federal and State laws or otherwise permitted to indicate the Company’s or its Subsidiaries’ patent, trademark, copyright, confidential, proprietary, and other Intellectual Property rights in such Owned Intellectual Property.

(c)           The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify any Intellectual Property Contract.

(d)           No Person other than the Company has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any material Owned Intellectual Property, or to the Company’s Knowledge, any non-material Owned Intellectual Property.  The Company and its Subsidiaries own or have the right to use all Intellectual Property used or in the midst of being developed to be used in the business of the Company and its Subsidiaries.  The Business Intellectual Property constitutes all Intellectual Property necessary to operate the business of the Company and its Subsidiaries.

(e)           No suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding (collectively, “Suit”) is pending against the Company or its Subsidiaries concerning any claim or position that the Company or the Subsidiaries have violated any Intellectual Property rights of any Person, (ii) no claim has been asserted, or to the Company’s Knowledge, threatened against the Company or its Subsidiaries or any of their indemnitees for violation of any Intellectual

Property rights of any Person within the last two years, and (iii) to the Company’s Knowledge, the Company and its Subsidiaries are not violating and have not, within the last two years, violated any Person’s Intellectual Property rights.

(f)            No Suit is pending by or against the Company or its Subsidiaries concerning a claim that (i) an Intellectual Property Contract has been breached, or (ii) an Intellectual Property Contract is invalid or unenforceable.  No such claim has been asserted or, to the Company’s Knowledge, threatened within the last two years.  To the Company’s Knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default under any Intellectual Property Contract by the Company or the Subsidiaries or another Person who is a party to such Intellectual Property Contract.  No party to any Intellectual Property Contract listed in Section 4.10(a) of the Company Disclosure Letter has given the Company or the Subsidiaries written notice of its intention to cancel, terminate or fail to renew any Intellectual Property Contract.

(g)           (i) No Suit is pending by or against the Company or its Subsidiaries concerning the Owned Intellectual Property, including any Suit concerning a claim or position that the Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or the Subsidiaries and (ii) no such claim has been asserted or, to the Company’s Knowledge threatened, within the last two years.

(h)           No Suit is pending by or against the Company or the Subsidiaries concerning the Licensed Intellectual Property, including any Suit concerning the right of the Company or the Subsidiaries to use the Licensed Intellectual Property and (ii) no such claims have been asserted or, to the Company’s Knowledge, threatened within the last two years.

(i)            The Company has no Knowledge that any Person is violating any Business Intellectual Property.

(j)            The Company has timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all material Registered Owned Intellectual Property (including, but not limited to, all registrations and applications for Trademarks comprising or consisting of “Infinium” or the “circle - i” design).  There are no due dates for filings or payments (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) concerning any material Owned Intellectual Property (including, but not limited to, all registrations and applications for Trademarks comprising or consisting of “Infinium” or the “circle - i” design) falling due within ninety (90) days of the Closing Date, whether or not such due dates are extendable.  The Company and the Subsidiaries have complied with the applicable rules and regulations of such agencies with respect to material Owned Intellectual Property (including, but not limited to, all registrations and applications for Trademarks comprising or consisting of “Infinium” or the “circle - i” design).  Except for any documentation that may be necessary as a result of the transactions contemplated by this Agreement, all documentation necessary to confirm and effect the Company’s and the Subsidiaries’ ownership of material Owned Intellectual Property (including, but not limited to, all registrations and applications for Trademarks comprising or consisting of “Infinium” or the “circle - i” design), if acquired from other Persons, has been recorded in the United States Patent and Trademark Office and, where appropriate, in the United States Copyright Office and other official offices.

(k)           The Company and the Subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their business (collectively, “Business Trade Secrets”) (including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets).  To the Company’s Knowledge, neither the Company nor any of its subsidiaries nor any of its employees has taken any actions not in conformity with the Company policies under circumstances which are reasonably likely to lead to the loss of protection and maintenance of such Business Trade Secrets.

(l)            To the Company’s Knowledge, all current or former Company or Subsidiary employees whose employment terminated within the last two years have been required to disclose to the Company any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by the Company or a Subsidiary such employee’s performance of the Company’s or the Subsidiaries’ business, or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by the Company or a Subsidiary.  To the Company’s Knowledge, no such agreement has been breached in a manner which is reasonably likely to have an adverse effect on any Owned Intellectual Property.

Section 4.11.          Products.  (a)        The Company is the sole and exclusive owner of the Products and all constituent parts thereof (other than Licensed Intellectual Property).

(b)           Section 4.11(b) of the Company Disclosure Letter contains a true and complete list of all Licensed Intellectual Property (including Third Party Software) separated into the following categories and sub-categories:  (i) Licensed Intellectual Property that is incorporated into the Current Version of the Company’s Products that is (A) embedded in one or more of the Current Version of the Company’s Products, or (B) separate from the Current Version of the Company’s Products (i.e., an add-on Product) that is sold or licensed (bundled) together with one or more of the Current Version of the Company’s Products, and (ii) Third Party Software not licensed by the Company or its Subsidiaries to customers but used internally by the Company or its Subsidiaries in their business.

(c)           The Current Version of the Company’s Products will perform substantially in accordance with the documentation that accompanies such Products as provided to customers who purchase or license, or have purchased or licensed, such Products from the Company, Subsidiaries or their agents.  There are no Disabling Devices associated with or contained in the Company’s Products.  The Current Versions of the Products are sufficient to satisfy all written warranties made by the Company or its Subsidiaries to customers in licensing agreements for such Products or on behalf of the Company and its Subsidiaries to any customer of such Products.

(d)           The source code for the Current Versions of the Products will compile into executable object code and such executable object code will be capable of performing the functions described in the documentation that accompanies such Products as provided to customers who purchase or license, or have purchased or licensed, such Products from the Company, its Subsidiaries or their agents.  The source code and Documentation, to the extent pertaining to the Current Versions of the Products, are accurate and sufficiently documented to enable a Computer Software developer of reasonable skill to understand modify, repair, maintain, compile and otherwise use the material aspects of the Products.  The Company or its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of source code for the Current Versions of the Products in accordance with Company policy.

(e)           Section 4.11(e) of the Company Disclosure Letter contains true and complete copies of the Company’s current versions of its standard Customer Agreements.  All of the authorized users of the Products are authorized to use the Products pursuant to non-exclusive licenses.

(f)            Neither the Company nor any of its Subsidiaries has granted to any Person, and no Person, other than the Company (including any independent contractors who have performed services for the Company or its Subsidiaries), holds any rights in, or licenses to produce, support, maintain, modify, distribute, license, sublicense, sell, use in development or otherwise use, any of the Current Versions of the Products.  There are no exclusive arrangements between the Company or any of its Subsidiaries and any other Person to license, sublicense, sell or distribute any of the Products, except for geographic exclusive reseller or distributor restrictions.  Section 4.11(f) of the Company Disclosure Letter sets forth a true and complete list of (i) all agreements by the Company or its Subsidiaries with resellers or distributors of the Products and (ii) all agreements pursuant to which the Company or its Subsidiaries are resellers or distributors of third-party Computer Software.

(g)           No Person has a license to use or the right to acquire a license to use any future version of the Current Version of Products or the Product Tools, except for end-user rights to obtain licenses to future versions of the Current Version of Products or the Product Tools pursuant to maintenance agreements and/or support arrangements, and nothing restricts the Company’s or any of its Subsidiaries’ ability to charge its customers for any such new version, other than such maintenance and/or support arrangements.

(h)           Section 4.11(h) of the Company Disclosure Letter sets forth a true and complete list of all agreements pursuant to which the Company or its Subsidiaries is obligated to provide support services with respect to the Products.

(i)            There are no written agreements pursuant to which the Company or any of its Subsidiaries has licensed the use of the Products to any Person which obligates the Company or any of its Subsidiaries to develop and provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products beyond the Company’s current Products.

Section 4.12.          Agreements, Contracts and Commitments.  Except for Contracts filed as exhibits to Company SEC Documents pursuant to Item 601 of

Regulation S-K and listed on the exhibit index to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2001, or any subsequent report filed by the Company with the SEC on Forms 10-Q or 8-K prior to the date of this Agreement (“SEC Contracts”), neither the Company nor any of its Subsidiaries is a party to nor are any of their respective properties or assets bound by any Contract currently in effect and of the following nature (collectively, the “Company Material Contracts”):

(a)           Contracts with any current or former employee, director or officer of, or consultant of or to, the Company or any of its Subsidiaries under which the Company or its Subsidiaries may have ongoing or future payment obligations for services rendered or to be rendered;

(b)           Contracts that involve the performance of services by third parties of an amount, payments or value (as measured by the revenue derived therefrom during the fiscal year ended September 30, 2002) in excess of $100,000 annually, unless terminable by the Company on not more than thirty (30) days notice without material penalty;

(c)           Contracts (x) for the sale of assets of the Company or any of its Subsidiaries involving aggregate consideration of $50,000 or more (other than licenses of Products in the ordinary course of business), or (y) for the grant to any Person of any preferential rights to purchase any material amount of assets or any material asset of the Company or any of its Subsidiaries;

(d)           Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner having the same or similar effect, any business or any Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(e)           Contracts (including loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness shown on the Company’s balance sheet as of June 30, 2002 included in the Company SEC Documents or otherwise disclosed to Buyer in writing and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

(f)            Loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination, and $50,000 in the aggregate on any date of determination), or investments in, any Person, other than the Company or a Subsidiary, or any Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

(g)           Contracts relating to any joint venture, partnership, strategic alliance or similar arrangement (including any franchising agreement);

(h)           Contracts to be performed relating to capital expenditures with a value in excess of $10,000 in any fiscal year, or in the aggregate capital expenditures with a value in excess of $100,000;

(i)            Contracts relating to any Company Permits other than Contracts with customers as a result of which the Company is required to obtain a Company Permit;

(j)            Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(k)           Contracts containing covenants purporting to restrict the Company or any of its Subsidiaries or its or their affiliates from competing with or otherwise legally or contractually restraining, limiting or impeding the Company’s or any of its Subsidiaries’ ability to compete with, any Person or conduct any business or line of business or which restrict any other Person from competing with the Company, any of its Subsidiaries or any of its or their affiliates;

(l)            Contracts which are material to the Company or any of its Subsidiaries and which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person (other than Contracts entered into in the ordinary course of business);

(m)          Contracts required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(n)           Contracts required to be filed under Item 601(b)(10) of Regulation S-K under the Securities Act; and

(o)           Contracts that contain minimum annual purchase obligations (take-or-pay) or that contain penalties or repricing provisions (e.g., “retroactive discounts”) if certain minimum quantities are not purchased.

Each Company Material Contract and SEC Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto.  There exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company or any Subsidiary or, to the Company’s Knowledge, on the part of any other party to any Company Material Contract that, with the giving of notice or the lapse of time or both, would become a default or event of default under any Company Material Contract or SEC Contract.

Section 4.13.          Litigation.  (a) There are no Actions or Proceedings pending against or, to the Company’s Knowledge, threatened against or binding upon the Company or any of its Subsidiaries, or any of their respective properties or rights, or seeking to prevent the transactions contemplated by this Agreement.

(b)           Neither the Company nor any of its Subsidiaries is a party to any Governmental Directive mandating or prohibiting any conduct by any of them or subject to any commitment letter or similar undertaking executed in connection with any such Governmental Directive or has adopted any board resolution with respect to any Governmental Directive specifically naming the Company or any of its Subsidiaries.

Section 4.14.          Environmental Matters.  (a) The operations of the Company and its Subsidiaries are in compliance with Environmental Laws, except for such noncompliance that would not have a Company Material Adverse Effect.

(b)           Each of the Company and its Subsidiaries has obtained and is in compliance with all necessary permits or authorizations required under Environmental Laws, except for such failure to have, or noncompliance with, such permits or authorizations that would not have a Company Material Adverse Effect with respect to the Company and its Subsidiaries.

(c)           There has been no Release to the environment of any substances defined as hazardous under any Environmental Law associated with any Company operations at any of the properties operated by the Company and its Subsidiaries while such properties were operated by the Company or any of its Subsidiaries.

(d)           No claims have been asserted against the Company or any of its Subsidiaries under any Environmental Law (“Environmental Claims”), nor has the Company or any of its Subsidiaries received written notice of any threatened or pending Environmental Claims against the Company or any of its Subsidiaries and, to the Company’s knowledge, there is no valid basis for any such Environmental Claim.

(e)           With respect to each Owned Real Property, the Company has obtained Phase I environmental assessments and, as appropriate, Phase II environmental assessments, and such assessments did not report material non-compliance with Environmental Laws.

Section 4.15.          Employee Benefit Plans.  (a) Section 4.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all Benefit Plans.  The Benefit Plans comply in all material respects with the requirements of all applicable Laws and each Benefit Plan has been operated, maintained and administered in all material respects in compliance with its terms.  The Company has distributed copies of the Company’s Salary Savings Plan Summary Plan Description to participants and beneficiaries and has provided participants and beneficiaries with copies of such Summary Plan Description upon request.  There are no pending, nor has the Company or any of its Subsidiaries received notice of any threatened, Actions or Proceedings by any Governmental Entity, against or otherwise involving any of the Benefit Plans.  All contributions required to be made as of the date of this Agreement to the Benefit Plans have been made or provided for.

(b)           Any U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and no Benefit Plan has been amended since the effective date of its most recent determination letter in any respect that would reasonably be expected to result in its disqualification.  Each of the Company, its Subsidiaries and each of their Affiliates has submitted each U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code for a determination letter in accordance with Revenue Procedure 2001-55.  Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has any liability (contingent or otherwise) under Title IV of ERISA (other than for the payment of premiums, none of which are overdue) or has incurred or expects to incur any liability in connection with an “accumulated funding deficiency” within the meaning of Section 412 of the Code, whether or not waived.  Neither the Company nor any of its Subsidiaries has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Benefit Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”).  No reportable event (as defined in Section 4043(c) of ERISA) has occurred or is expected to occur with respect to any Pension Plan.  Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has incurred any withdrawal liability with respect to a “multiemployer plan” under Title IV of ERISA and no event or condition has occurred which would be expected to cause the Company, any Subsidiary of the Company, or any ERISA Affiliate to incur such withdrawal liability.  The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness or indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employees of the Company or any of its Subsidiaries.  Neither the Company, any Subsidiary of the Company nor any of their ERISA Affiliates has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any U.S. Benefit Plan, or has engaged in a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which has resulted in material liability to the Company or any of its Subsidiaries.

(c)           Neither the Company nor any of its Subsidiaries, nor any Affiliate of the Company maintains or is required to contribute to any Foreign Pension Plan to which the Company would have any liability.

(d)           Except as required under Section 4980B of the Code or other applicable Law, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement health or life benefits.

(e)           Any terminated Benefit Plan has been terminated in accordance with applicable Laws and all benefits under any such terminated Benefit Plan have been made in accordance with the terms of such Benefit Plan.

(f)            Each Benefit Plan in the form as of the Closing Date may be amended or terminated at any time after the Closing Date without liability to the Company other than for accrued benefits and costs of termination.

(g)           The Company has made available to the Parent and the Merger Subsidiary true and complete copies of the Benefit Plans and each Executive Agreement,

together will all amendments thereto, and to the extent applicable (i) all current summary plan descriptions; (ii) the most recent annual report on Internal Revenue Service Form 5500-series, including any attachments thereto; (iii) the most recent accountant’s report, if any; and (iv) the most recent Internal Revenue Service determination letter.

Section 4.16.          Compliance with Laws.  Neither the Company nor any of the Subsidiaries are in material violation of, nor have any of them received any notice alleging any such violation with respect to, any applicable provisions of any Laws applicable to the conduct of their businesses or the ownership or operation of their properties or assets.  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same.

Section 4.17.          Permits and Licenses.  The Company and each of the Subsidiaries have obtained and have complied with, and are in compliance with, all material Company Permits (including any material Company Gaming Permits) and there has not occurred any default under any such Company Permit and no Action or Proceeding has been filed or commenced against any of them alleging any failure to so comply.  Set forth on Section 4.17 of the Company Disclosure Letter is a description of any oral or written understandings or waivers between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other, with respect to any Company Gaming Permit.

Section 4.18.          Labor Matters.  (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  There is no material pending or threatened labor strike, or dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving employees of the Company or any of its Subsidiaries.  There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either pending or, to the Company’s Knowledge, threatened; no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et seq.) exists or, to the Company’s Knowledge, is threatened with respect to the Company’s or any of its Subsidiaries’ operations; neither the Company nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination pending or, to the Company’s Knowledge, currently threatened against them; no wage and hour department investigation has been made of the Company or any of its Subsidiaries; there are no occupational health and safety claims against the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company and/or any Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an “employment loss” (as defined in the WARN Act) since ninety days prior to the date hereof; the Company and its Subsidiaries are in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder.

(b)           Since June 30, 2002, no officer of the Company or any of its Subsidiaries has given or received notice to terminate his employment.

(c)           There are no officers or employees of the Company or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence (other than normal holidays or absence of no more than one week due to illness).

(d)           All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of the Company and its Subsidiaries have, to the extent due, been paid or discharged in full.

(e)           The Company and its Subsidiaries have not entered into any agreement and no event has occurred which may involve the Company and its Subsidiaries in the future acquiring any undertaking or part of one such that the Transfer Regulations may apply thereto.

(f)            The Sellers and the Company and its Subsidiaries have complied with their obligations to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials.

(g)           The Company and its Subsidiaries have maintained adequate and suitable records regarding the service of their directors, officers and employees and such records comply in all material respects with requirements of data protection legislation regarding the processing and storage of personal data on individuals.  Neither the Company nor its Subsidiaries have entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with their respective employees.

(h)           Neither the Company nor any of its Subsidiaries is a party to any oral or written:  (i) agreement with any executive officer or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, insurance plan or arrangement (including with respect to life, health, or disability insurance) or with respect to the premiums therefor, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (such agreements and plans referred to in clause (i) or (ii), collectively, the “Executive Agreements”).

(i)            Neither the Company nor any of its Subsidiaries has currently outstanding any loan to any employee, except for advances in respect of travel and entertainment expenses in the ordinary course of business.

Section 4.19.          Insurance.  Section 4.19 of the Company Disclosure Letter sets forth the material insurance coverages maintained by the Company and its Subsidiaries.  The Company has made available to the Parent and the Merger Subsidiary copies of all material insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured, additional insured or loss payee (including those pertaining to the Company’s or any of its Subsidiaries’ assets, employees or operations) (collectively, the “Insurance Policies”) and (a) each of the Insurance Policies is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full and cover against the risks of the nature normally insured against by entities in the same or similar lines of business as the Company and its Subsidiaries in coverage amounts typically and reasonably carried by such entities, (b) none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement, (c) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (d) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy and (e) all material claims under the Insurance Policies have been filed in a timely fashion.

Section 4.20.          Information in Proxy Statement.  The Proxy Statement will comply in all material respects with all applicable Laws.  If at any time prior to the date of the Special Meeting any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable Laws.

Section 4.21.          Brokers.  No agent, broker, Person or firm acting on behalf of the Company or any of its Subsidiaries other than Updata Capital, Inc. is or will be entitled to any advisory commission or broker’s or finder’s fee from any of the Parties (or their respective Affiliates) in connection with this Agreement or any of the transactions contemplated hereby.  All amounts paid, or which are or will be payable, to Updata Capital, Inc. arising out of or in connection with this transaction are set forth on Section 4.21 of the Company Disclosure Letter.

Section 4.22.          State Takeover Statutes.  The Board of Directors of the Company has approved the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby and have declared them advisable and fair to, and in the best interest of, the Company and the Company Stockholders, and have resolved to recommend the adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted to the Company Stockholders, all in accordance with the BCL.  Except for the Appraisal Provisions, the Board of Directors has taken all requisite action such that no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other state takeover statute or similar statute, rule or regulation (including Chapters 110C, 110D, 110E or 110F of the Massachusetts General Laws) is applicable or purports to be applicable to the Merger, this Agreement, the Voting Agreement or any of the other transactions contemplated hereby or thereby.

Section 4.23.          Voting Requirements.  The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock held by Company Stockholders is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company necessary under applicable law or stock exchange (or similar self-regulatory organization) regulations to adopt this Agreement and approve the transactions contemplated by this Agreement and for consummation by the Company of the transactions contemplated by this Agreement.

Section 4.24.          Rights Agreement.  The Company has amended the Rights Agreement (without redeeming the Rights (as such term is defined in the Rights Agreement) identified therein), (a) to render the Rights Agreement inapplicable with respect to this Agreement, the Voting Agreement and the Merger and the other transactions contemplated hereby and thereby, (b) so that (i) neither the Parent nor the Merger Subsidiary nor any of their “Affiliates” or “Associates” (as such terms are defined in the Rights Agreement) is considered to be an “Acquiring Person” (as such term is defined in the Rights Agreement) as a result of the announcement or execution of this Agreement or the Voting Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or thereby and (ii) the provisions of the Rights Agreement, including the occurrence of a “Distribution Date”, “Stock Acquisition Date” or a “Triggering Event” (as such terms are defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or execution of this Agreement or the Voting Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or thereby, and (c) to cause the Rights to expire immediately prior to the Effective Time.

Section 4.25.          Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion of Updata Capital, Inc., dated October 27, 2002, a true, complete and correct signed copy of which shall be delivered to the Parent promptly after receipt of a written copy thereof by the Company, to the effect that, as of the date of such written opinion and on the basis of and subject to the assumptions set forth therein, the Cash Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, and such opinion has not been withdrawn or modified as of the date of this Agreement.  The Company has been authorized by Updata Capital, Inc. to permit the inclusion of such fairness opinion in the Proxy Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE MERGER SUBSIDIARY

Each of the Parent and the Merger Subsidiary hereby represents and warrants to the Company that:

Section 5.1.            Organization.  Each of the Parent and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted.  Each of the Parent and the Merger Subsidiary is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Parent or the Merger Subsidiary or materially impair the ability of either the Parent or the Merger Subsidiary to consummate the transactions contemplated hereby.  Each of Parent and Merger Sub has, prior to the date of this Agreement, delivered to the Company true, complete and correct copies of their respective Articles of Organization and the By-laws (or other comparable governing documents), in each case as amended and in full force and effect as of the date of this Agreement.

Section 5.2.            Authorization; Validity of Agreement; Necessary Action.  Each of the Parent and the Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of the Parent and the Merger Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of the Parent and the Merger Subsidiary, by the stockholders of the Parent and by the Parent as the sole stockholder of the Merger Subsidiary, and no other corporate action on the part of the Parent or the Merger Subsidiary is necessary to authorize the execution, delivery and performance by the Parent and the Merger Subsidiary of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement and each instrument required hereby to be executed and delivered by the Company prior to the Effective Time has been duly executed and delivered by each of the Parent and the Merger Subsidiary and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms.

Section 5.3.            Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Parent and the Merger Subsidiary does not, and the consummation by the Parent and the Merger Subsidiary of the transactions contemplated by this Agreement and the compliance by the Parent and the Merger Subsidiary with the applicable provisions of this Agreement will not:

(a)           violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Parent or the Articles of Organization or the By-laws of the Merger Subsidiary;

(b)           require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity, except for (i) the filing by the Parent of a premerger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR Act; (ii) the Governmental Approvals with respect to the Merger and the transactions contemplated hereby; and (iii) the filing of the Articles of Merger with the Secretary of the Commonwealth of The Commonwealth of Massachusetts, all other filings or recordings required under the BCL and appropriate documents with the relevant authorities of other states in which the Parent and the Merger Subsidiary are qualified to do business;

(c)           result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Parent or the Merger Subsidiary under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to the Parent or the Merger Subsidiary, or by which any such Person or any of its properties or assets may be bound; or

(d)           violate or conflict with any Laws applicable to the Parent or the Merger Subsidiary or by which any of their properties or assets may be bound;

excluding from preceding clauses (b), (c) and (d) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Parent or the Merger Subsidiary and would not materially impair the ability of either the Parent or the Merger Subsidiary to consummate the transactions contemplated hereby.

Section 5.4.            Sufficiency of Funds.  Parent, together with its Affiliates, have funds on hand or available financing in an amount sufficient to consummate the transactions contemplated by this Agreement.

Section 5.5.            Information in Proxy Statement.  None of the information supplied or to be supplied by the Parent and the Merger Subsidiary in writing relating to the Parent, the Merger Subsidiary or any Affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Merger, when supplied to the Company, when filed with the SEC and, in case of the Proxy Statement, when mailed to the stockholders of the Company and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Parent and the Merger Subsidiary make no representation or warranty with respect to any information supplied by the Company in writing relating to the Company or any Affiliate thereof (other than the Parent or the Merger Subsidiary) expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 5.6.            No Existing Discussions.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any Person (other than with their Affiliates and potential financing sources (whether debt or equity) and with the Company and its Representatives) with respect to an Acquisition Proposal.

ARTICLE VI

COVENANTS

Section 6.1.            Interim Operations of the Company.  Except as (i) set forth on Section 6.1 of the Company Disclosure Letter, (ii) expressly provided herein or (iii) consented to in writing by the Parent (such consent not to be unreasonably withheld), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve its and its Subsidiaries’ business organization, assets and properties, keep available the services of its officers and key employees and maintain and preserve its advantageous business relationships with customers, clients, suppliers and others having material business dealings with it.  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent (such consent not to be unreasonably withheld) except as otherwise contemplated by Section 6.1 of the Company Disclosure Letter:

(a)           except as contemplated by Section 2.1, amend its Articles of Organization or By-laws or comparable governing documents;

(b)           sell, transfer or pledge or agree to sell, transfer or pledge any shares of capital stock or other equity interests owned by it in any other Person;

(c)           declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company, or any other change in the capital structure of the Company on any of its Subsidiaries, except for (i)  the issuance by the Company of shares of Company Common Stock pursuant to the terms of any Options outstanding on the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter, (ii) the repurchase of unvested shares of restricted Common Stock at cost upon the termination of employment of the holder thereof, or (iii) the acceptance of shares of Common Stock as payment of withholding obligations arising upon the vesting of restricted Common Stock prior to the Effective Time;

(d)           except as contemplated by Sections 2.1 and 3.1, issue or sell, or authorize to issue or sell, any shares of its capital stock (whether unrestricted or restricted) or any other securities (equity or debt) of the Company or any of its Subsidiaries, or issue or sell, or authorize to issue or sell, any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock of any class of the Company or Voting Debt or other securities (equity or debt), or make any other change in its capital structure, except for the issuance by the Company of shares of Company Common Stock pursuant to the terms of any Options outstanding on the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter or pursuant to the terms of the ESPP (as in effect on the date hereof) and Section 3.5 hereof;

(e)           acquire, authorize or make (or commit to make) any investment in, or make any capital contribution to, any Person, other than transactions between a wholly-owned Subsidiary of the Company and the Company or between wholly-owned Subsidiaries of the Company;

(f)            make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to the making of capital expenditures in excess of $50,000 in any calendar year, or in the aggregate for capital expenditures with a value in excess of $200,000;

(g)           acquire, by merging or consolidating with, by purchasing an equity interest in or by purchasing all or a portion of the assets of, or by any other manner, any business or any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice or the acquisition of a wholly owned Company Subsidiary by way of merger, asset sale or otherwise);

(h)           transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) or otherwise encumber any material assets or assets that have a value individually in excess of $10,000 other than with respect to (i) transactions between a wholly-owned Subsidiary of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales of the Company’s software or other assets in the ordinary course of business consistent with past practice;

(i)            except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on June 30, 2002, as set forth in Section 4.2 of the Company Disclosure Letter, or required by applicable law or contemplated by Section 3.4, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or grant any severance or termination pay not currently required to be paid under existing severance plans, (ii) enter into, amend, modify, supplement or replace any employment, benefit (including with respect to life or disability insurance or with respect to premiums therefor), consulting or severance agreement, policy or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, except with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice, or (iii) establish, adopt, enter into or amend, modify, supplement, replace or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit (including with respect to life or disability insurance or with respect to premiums therefor), pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees (it being understood and agreed that in no event shall the Company or any of its Subsidiaries amend, modify, supplement, replace or terminate the policy in effect on the date hereof and previously disclosed to the Parent with respect to suspension of any increases in the compensation of directors, officers and other employees of the Company and its Subsidiaries);

(j)            except as may be required by applicable law, GAAP or SEC rule, make any change in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

(k)           except as contemplated by Sections 2.1 and 3.1, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 6.3;

(l)            except as contemplated by Section 6.7(a)(i), (i) incur, assume, modify or prepay any indebtedness for borrowed money (including under the Company Credit Agreement), issue any debt securities or warrants or other rights to acquire debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations or indebtedness of another Person, other than indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or guarantees of indebtedness of the Company or any direct or indirect wholly-owned Subsidiary of the Company, or enter into any capital lease in each case, in an amount in excess of $200,000, or (ii) make any loans, extensions of credit or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $5,000 or less to any individual on any date of determination and $25,000 in the aggregate outstanding on any date of determination;

(m)          except as provided by this Agreement accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance (including arrangements or agreements for the premiums therefor) or other compensation or benefits;

(n)           pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the June 30, 2002 balance sheet included in the Company SEC Documents or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $200,000;

(o)           plan, announce, implement or effectuate any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

(p)           take any action or omit to take any action (including the adoption of any shareholder rights plan or amendments to its Articles of Organization or By-laws (or comparable governing documents)) which would, directly or indirectly, restrict or impair the ability of the Parent or the Merger Subsidiary, as the case may be, to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of the Company that may be acquired or controlled by the Parent or the Merger Subsidiary, as the case may be;

(q)           take any action or omit to take any action which (i) constitutes a violation of any material Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more material Company Permits or otherwise have or would reasonably be likely to have a material adverse impact on any customer or client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and the Surviving Corporation or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or the Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect as of the date hereof in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

(r)            enter into any new material line of business or enter into any agreement that contains covenants that purport to restrict the Company’s or any of its Subsidiaries’ ability to compete with any Person or to conduct any business or line of business;

(s)           (i) file or cause to be filed any materially amended Tax Returns or claims for refund; (ii) make or rescind any material Tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (1) would not or may not materially increase the Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes for any period or (2) is required by Law; (iii) incur any material liability for Taxes other than in the ordinary course of business; or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period;

(t)            fail to maintain with current or other financially responsible insurance companies insurance on its assets, tangible and intangible, and its businesses in such amounts and against such risks and losses as are consistent with past practice and standard practice in the Company’s industry; or

(u)           authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions or fail to take any action that would prevent any of the foregoing from occurring.

Section 6.2.            Confidentiality.  The Parties acknowledge the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

Section 6.3.            No Solicitation of Other Offers.  (a)  Each of the Company and its Subsidiaries shall, and shall cause its Affiliates and each of its and their respective Representatives to, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal.  The Company and its Subsidiaries shall not take, and shall cause their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal, other than deferring the “Distribution Date” (in a manner that does not breach Section 6.10 hereof) in the case of an offer to acquire shares of Company Common Stock, but not in the case of any purchase of such shares as a result of such offer), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below or in connection with the termination of this Agreement pursuant to Section 8.1(f), in accordance with the terms and under the circumstances contemplated below in this Section 6.3(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with (other than discussions or negotiations solely related to the execution of a confidentiality agreement referred to below), or furnish or disclose any information to, any Person (other than the Parent or the Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives; provided, that so long as there has been no breach of this Section 6.3(a), prior to obtaining the approval of the Company Stockholders contemplated by Section 6.5, in response to an unsolicited written Acquisition Proposal  (that was not made in violation of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives) and otherwise in compliance with its obligations under Section 6.3(c), the Company may (1) request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (C) the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law or (2) participate in discussions with, request clarifications from, or furnish information to, any Person which makes such unsolicited Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (y) the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and financial advisors, that such Acquisition Proposal is a Superior Proposal and (z) the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law.  Without limiting the foregoing, the Parent, the Merger Subsidiary and the Company agree that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of the Company or any of its Subsidiaries or their respective Affiliates (other than any such Person who is an Affiliate or employee of the Parent or of any of its Affiliates), whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or their respective Affiliates, shall constitute a breach by the Company of this Section 6.3(a).  It is understood that no discussion with any Person shall be deemed to constitute a violation of this Section 6.3(a) if (i) the Company, its Subsidiaries or its Representatives, as applicable, did not know or have reason to know that such discussion related to an Acquisition Proposal, and (ii) such discussion was immediately ceased once the Company, its Subsidiary or its Representatives, as applicable, knew or had reason to know that such discussion related to an Acquisition Proposal.

(b)           Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or vote or resolve to withdraw, modify or amend, in a manner adverse to the Parent or the Merger Subsidiary, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend, or vote or resolve to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept such Acquisition Proposal and/or enter into any Acquisition Agreement, or (iv) resolve to do any of the foregoing; provided, that the Board of Directors of the Company may withdraw, modify or amend such recommendation prior to obtaining the approval of the Company Stockholders contemplated by Section 6.5 if (w) the Company has complied with its obligations under this Section 6.3, (x) the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (z) prior to taking such actions, the Board of Directors of the Company shall have given the Parent at least 72 hours notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisors.  Any such withdrawal, modification or change shall not change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other similar law to be inapplicable to the transactions contemplated by this Agreement, including the Merger.  During the term of this Agreement, nothing contained in this Section 6.3(b) shall limit the Company’s obligation to hold and convene the meeting of the Company Stockholders referred to in Section 6.5 and to submit this Agreement and the Merger for adoption and approval by the Company Stockholders (regardless of whether the recommendation of the Company Board of this Agreement or the Merger shall have been withdrawn or modified).

(c)           In addition to the obligations of the Company set forth in Section 6.3(a), the Company shall as promptly as practicable (and in any event within 24 hours) advise the Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within twenty-four hours of the receipt thereof, promptly provide to the Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place.  The Company shall use its reasonable best efforts to keep the Parent informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and to keep the Parent informed as to the material details of any information requested of or provided by the Company, and shall provide to the Parent within one calendar day of receipt thereof all written materials received by the Company with respect thereto.  The Company shall promptly provide to the Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to the Parent.  If an event that is not caused by the Company, its Subsidiaries or any of their Affiliates or Representatives occurs which prevents the Company from complying with the timing of the information delivery requirements set forth in this Section 6.3(c), the Company shall not be deemed to be in violation of this Section 6.3(c) provided that (i) the Company acts reasonably and in good faith to supply the required information as soon as possible and (ii) such delay in the receipt of information does not adversely affect the Parent in any material respect.

(d)           Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company nor any committee thereof from (i) making and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders, if the Board of Directors of the Company determines in good faith, after consultation with outside nationally-recognized legal counsel (which may be its current outside legal counsel), that failure to make such disclosure pursuant to this clause (ii) would be inconsistent with its fiduciary duties under applicable law.

(e)           The Company shall promptly request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

Section 6.4.            Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and its Representatives and financing sources reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as the Parent may reasonably request.  The Parent, the Merger Subsidiary and their Affiliates, Representatives and financing sources will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

Section 6.5.            Special Meeting.  As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold the Special Meeting, which meeting shall be held as promptly as practicable following the preparation and mailing of the Proxy Statement, and the Company agrees that this Agreement and the Merger shall be submitted at such meeting for adoption and approval by the Company Stockholders.  During the term of this Agreement and, in the cases of clauses (ii) and (iii) below, subject to the proviso in Section 6.3(b), the Company shall use its reasonable best efforts to solicit and obtain from the Company Stockholders proxies and shall take all other action necessary and advisable to secure the vote of the Company Stockholders required by applicable law and by the Restated Articles of Organization or the By-laws of the Company to obtain their adoption of this Agreement and approval of the Merger; (ii) the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting; and (iii) the Company agrees that it shall include in the

Proxy Statement such recommendation of the Board of Directors of the Company that the Company Stockholders adopt this Agreement and approve the Merger.  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.5 during the term of this Agreement shall not be affected by (a) the commencement, public proposal, public disclosure or communication to the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) of any Acquisition Proposal or (b) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger.

Section 6.6.            Proxy Statement.  As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

(a)           prepare and, after consultation with and review by the Parent and its outside counsel, file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause the Proxy Statement to be mailed to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by the Parent and its outside counsel and (ii), subject to Section 6.3(b), to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

(b)           promptly notify the Parent of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the Proxy Statement or for additional information, and will promptly supply the Parent and its outside counsel with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement or the Merger;

(c)           promptly inform the Parent and its outside counsel if at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation and approval of and in consultation with the Parent and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement; and

(d)           it is expressly understood and agreed that (i) the Parent, the Merger Subsidiary and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto), (ii) the Company shall give the Parent and its outside counsel the opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC and shall give the Parent and its outside counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and the Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC and (iii) to the extent practicable and desired by Parent, the Company and its outside counsel shall permit the Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated thereby (provided, that in the event that such participation by the Parent is not practicable or desired by Parent, the Company shall promptly inform the Parent and its counsel of the content of all such communications and the participants involved therein).

Section 6.7.            Reasonable Best Efforts.  Subject to the terms and conditions provided herein, each of the Company, the Parent and the Merger Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (including the satisfaction of the respective conditions set forth in Article VII), and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the Company, the Parent and the Merger Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to promptly:

(a)           make any and all filings, recordations , declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an Action or Proceeding by, any and all Governmental Entities (including all filings under the HSR Act) and parties to contracts with the Company and its Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement; it being understood and agreed that:

(i)            the Company and its Subsidiaries shall use their reasonable best efforts to cooperate with the Parent in any manner reasonably requested by the Parent in connection with obtaining at or prior to the Closing all Required Consents (no such Required Consent to be conditioned on any increase in the amount payable under the applicable Company Material Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Company Material Contract, and such Required Consent shall otherwise be on terms and conditions reasonably satisfactory to the Parent); in connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Parent, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Consent (except as may be required by the express terms of the respective Company Material Contracts); provided, that, notwithstanding anything to the contrary set forth in Section 6.1, with the prior written consent of the Parent (not to be unreasonably withheld or delayed), the Company shall be permitted to enter into one or more Contracts (collectively, the “Replacement Contracts”) to replace or refinance any Company Material Contract on terms not materially less favorable (after taking into account any and all fees and expenses incurred in connection with such replacement or refinancing) to the Company (or the applicable Subsidiary) or the Surviving Corporation than the terms of such Company Material Contract, whereupon the respective Replacement Contract shall be provided to the Parent and shall be deemed to be disclosed in Section 6.7(a)(i) of the Company Disclosure Letter and to constitute a Company Material Contract for purposes of this Section 6.7(a)(i);

(ii)           each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to Company Permits and each of the Parties shall, prior to the Effective Time, use its reasonable best efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Effective Time all Company Permits and other Governmental Approvals necessary to maintain continuity of its relationships with all customers and clients; without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (A) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the transactions contemplated by this Agreement, including the amendment of any and all documents required to be amended with respect to the existing licensees under the Company Permits and (B) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the Company’s licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; and

(iii)          the Company and its Board of Directors shall, if any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other state takeover statute or similar statute, rule or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action within its power to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute, rule or regulation on the Merger and such other transactions;

(b)           defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed); it being understood and agreed that the Company shall promptly notify the Parent of any litigation or threatened litigation (including any stockholder litigation), other than where the Parent is the adverse party, against the Company and/or its directors relating to any of the transactions contemplated by this Agreement and the Company shall give the Parent the opportunity to participate, at Parent’s sole expense, in the defense or settlement of (but not to control) any such litigation; provided, that no settlement with respect to any such litigation shall be agreed to without the Parent’s prior consent (not to be unreasonably withheld or delayed); and

(c)           execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

Section 6.8.            Public Disclosure.  The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and each of the Company and the Parent shall consult with, and obtain the consent of, the other Party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party (which shall not be unreasonably withheld or delayed); provided, that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which the Parent (or an Affiliate thereof) or the Company, as the case may be, is a party, if such Party has used reasonable best efforts to consult with the other Party and to obtain such other Party’s consent, but has been unable to do so in a timely manner.

Section 6.9.            Notification of Certain Matters.  The Company shall give prompt notice to the Parent and the Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party to be untrue or inaccurate (taking into account any materiality qualification, to the extent applicable); (b) any material failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of such Party, threatened which questions or challenges this Agreement or the consummation of any of the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder.  Each of the Company, the Parent and the Merger Subsidiary shall give prompt notice to the other Parties of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.10.          Rights Agreement.  During the term of this Agreement and prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, unless required to do so by a court of competent jurisdiction (i) redeem the Rights, (ii) amend (other than, subject to the following clause (iii), to defer the “Distribution Date” (as such term is defined in the Rights Agreement) in the case of a tender or exchange offer (but not in the case of any sale pursuant to such tender or exchange offer) that would otherwise trigger a “Distribution Date” pursuant to Section 3(a)(ii) of the Rights Agreement) or terminate the Rights Agreement or (iii) take any action which would allow any “Person” (as such term is defined in the Rights Agreement) other than the Parent or the Merger Subsidiary (or their Affiliates) to be the “Beneficial Owner”

(as such term is defined in the Rights Agreement) of twenty percent or more of the Company Common Stock without causing a “Distribution Date” or a “Stock Acquisition Date” (as such term is defined in the Rights Agreement) to occur.

Section 6.11.          Subsequent Filings.  Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to the Parent and the Merger Subsidiary copies of each such Subsequent Filing filed with the SEC.  Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP ( except as may be indicated in the notes thereto) and shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby.

Section 6.12.          Communication to Employees.  The Company and the Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement.

Section 6.13.          Indemnification of Officers and Directors; Exculpation.

(a)           From and after the Effective Time, the Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Massachusetts law and its Articles of Organization or Bylaws in effect on the date hereof to indemnify an Indemnified Party (and the Parent shall cause the Surviving Corporation also to advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

(b)           For a period of three years after the Effective Time, the Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to the Parent) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Parent or the Surviving Corporation be required to expend in excess of $1.2 million for such coverage.

(c)           The provisions of this Section 6.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 6.14.          Service Credit.

(a)           Following the Effective Time, the Parent will give each Company employee full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any of the Parent’s employee benefit plans, (ii) determination of benefits levels under any of the Parent’s employee benefit plans or policy relating to vacation or severance and (iii) determination of “retiree” status under any of the Parent’s employee benefit plans, in each case for which the Company employee is otherwise eligible and in which the Company employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause the Parent or its Subsidiaries or any of the Parent’s employee benefit plans or any trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Company employee’s participation in the Parent’s employee benefit plans.

(b)           The Parent shall cause the Company to maintain and honor the severance agreements set forth in Section 6.14 of the Company Disclosure Letter and for a period of one (1) month following the Effective Time, the Parent shall cause the Company to provide a minimum severance payment to each employee of the Company who is terminated without “cause” during such period equal to one (1) week of such employee’s base salary for each year of service with the Company, included within, but not in addition to, any statutory and/or contractual severance, and no such minimum payment shall be equal to less than two (2) weeks’ base salary.  A termination of employment shall be deemed to be without “cause” unless such termination occurs as a result of the employee’s commission of a felony, employee’s continued failure to substantially perform employee’s duties, or employee’s violation of a Company policy.  In addition, to the extent the Company’s policies in effect immediately prior to the Effective Time would have provided for a larger severance payment to an employee than the minimum amount contemplated hereby, the Parent shall cause the Company to consider such fact in good faith in determining the severance package for such employee.

Section 6.15.          Parent Acquisition Proposals.  The Parent and its Subsidiaries shall not take, and shall cause their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Company) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, if, the actions under subparagraphs (i)-(iv) hereof (A) would require the Company to breach this Agreement; or (B) cause a breach of the Parent’s representation contained in Section 5.4 hereof.

Section 6.16.          Company Credit Agreement.  The Company shall use its reasonable best efforts to obtain a waiver in form and substance reasonably satisfactory to Parent from Silicon Valley Bank of all applicable covenants and Events of Default contained in the Company Credit Agreement that would prohibit the transactions contemplated hereby.  The Company shall keep the Parent informed of its progress in obtaining such waiver and, if requested by the Parent no later than 20 Business Days prior to the Effective Time, shall (in lieu of such waiver) terminate the Company Credit Agreement and use its reasonable best efforts to obtain prior to the Effective Time evidence in form and substance reasonably satisfactory to the Parent that (A) the Company has repaid all amounts owing under the Company Credit Agreement, (B) all letters of credit, if any, issued under the Company Credit Agreement have expired or been terminated, (C) all commitments to lend under the Company Credit Agreement have been terminated and (D) all UCC-1 Financing Statements relating to the Company Credit Agreement have been terminated and all other collateral held under the Company Credit Agreement has been released.

Section 6.17.          UCC Terminations.  The Company shall use its reasonable best efforts to obtain, prior to the Effective Time, the termination of the UCC-1 financing statements listing Merrill Lynch Business Financial Services Inc. as secured party that are currently on file in Hyannis, Massachusetts and Lexington, Massachusetts.

Section 6.18.          UK and Malaysia Filings.  Prior to the Effective Time, the Company shall cause (i) the Subsidiaries formed in the United Kingdom to be in good standing and current with all their Companies House filings and (ii) Infinium Software Asia/Pacific, Inc. to be in good standing as a foreign entity in Malaysia and to be current with all required filings with the Register of Accounts in Malaysia, and shall provide evidence reasonably satisfactory to the Parent thereof prior to the Effective Time.

Section 6.19.          Notices.  Prior to the Effective Time, Infinium Software Europe, Inc. shall provide notice or confirmation thereof to The First National Bank of Boston-Singapore in the form and containing such information as is reasonably satisfactory to Parent relating to the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO EFFECT THE MERGER

Section 7.1.            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval.  This Agreement and the Merger shall have been duly adopted and approved by the requisite affirmative vote of the Company

Stockholders in accordance with applicable law, the Company’s Articles of Organization and the Company’s By-laws.

(b)           Governmental Approvals.  Other than the filing of the Articles of Merger and all other filings or recordings required under the BCL as contemplated by Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, would make the consummation of the Merger illegal or result or would not result in a Company Material Adverse Effect, shall have been filed, been obtained or occurred and shall not have expired or been withdrawn (including any filings under the HSR Act and the expiration or termination of any waiting periods imposed or required by the HSR Act); provided, that the right to assert this condition shall not be available to a Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

(c)           No Restraints.  There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Merger and there shall not be instituted, pending or threatened in writing any Action or Proceeding by any Governmental Entity seeking to preclude, restrain, enjoin or prohibit consummation of the Merger.

(d)           Illegality.  There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.2.            Conditions to the Parent’s and the Merger Subsidiary’s Obligation to Effect the Merger.  The obligation of the Parent and the Merger Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent or the Merger Subsidiary to the extent permitted by applicable law:

(a)           Performance of Obligations; Representations and Warranties.  (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct, such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise a Company Material Adverse Effect on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date and except as contemplated or permitted by this Agreement), without regard for purposes of this Section 7.2(a) to any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties, and (iii) Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b)           Voting Agreement.  The Voting Agreement shall be duly executed, valid, in full force and effect against all parties thereto, and the Company shall have complied with the Voting Agreement in all material respects.

(c)           No Litigation.  There shall not be instituted, pending or threatened any Action or Proceeding by any Governmental Entity relating to this Agreement, the Voting Agreement or any of the transactions contemplated herein or therein.

(d)           Company Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect.  The Company shall have delivered to the Parent and the Merger Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

(e)           Consents.  The Company shall have obtained each consent or approval set forth in Section 7.2(e) of the Company Disclosure Letter.

(f)            Cort Directions, Inc.  The sale of all of the issued and outstanding stock of Cort Directions, Inc. shall have been consummated or there shall not be existing any obligation of the Company to sell Cort Directions, Inc.

(g)           Resignations.  All of the directors of the Company, its Subsidiaries and the Company’s nominee, if any, to the board of Metro-Infinium (Thailand) Company Limited (“Metro-Infinium”) in office immediately prior to the Effective Time shall have provided executed, undated forms of resignation, which shall not have been revoked, from their positions as directors of the Company, each of its Subsidiaries and Metro-Infinium, as applicable.

Section 7.3.            Conditions to the Company’s Obligation to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:

(a)           Performance of Obligations; Representations and Warranties.  (i) Each of the Parent and the Merger Subsidiary shall have performed in all material respects each of their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of the Parent and the Merger Subsidiary contained in this Agreement shall be true and correct, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on the ability of the Parent or Merger Subsidiary to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date and except as contemplated or permitted by this Agreement), without regard for purposes of this Section 7.3(a) to any materiality qualifications contained in such representations and warranties, and (iii) the Company shall have received a certificate signed on behalf of the Parent and the Merger Subsidiary by an officer thereof to such effect.

ARTICLE VIII

TERMINATION

Section 8.1.            Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by written notice by the terminating Party to the other Parties, whether before or after Company Stockholder approval thereof, as follows:

(a)           by mutual written consent duly authorized by the Boards of Directors of the Parent and the Company;

(b)           by either the Parent or the Company, if the Merger shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by the Parent and the Company) (as the same may be extended from time to time as contemplated below, the “Termination Date”), unless the Merger shall not have been consummated because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the Party seeking to terminate this Agreement;

(c)           by either the Parent or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement (provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action);

(d)           by either the Parent or the Company, if at the Special Meeting (including any adjournment or postponement thereof permitted by this Agreement), the requisite vote of the stockholders of the Company approving this Agreement and the Merger shall not have been obtained upon a vote taken thereon;

(e)           by the Parent, if (i) the Company shall have (A) withdrawn, modified or amended, or voted or resolved to withdraw, modify or amend, in a manner adverse to the Parent or the Merger Subsidiary, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby or (B) approved or recommended, or voted or resolved to approve or recommend, or entered into any agreement, arrangement or understanding (other than confidentiality agreements permitted pursuant to Section 6.3(a)) with respect to, any Acquisition Proposal; (ii) the Company’s Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (i); (iii) after an Acquisition Proposal has been made, the Board of Directors of the Company fail to affirm their recommendation and approval of the Merger and this Agreement within five Business Days of any written request by the Parent to do so; or (iv) a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Board of Directors of the Company do not recommend against acceptance of such offer by the Company Stockholders (including by taking no position or a neutral position with respect thereto);

(f)            by the Company, if a Superior Proposal is received by the Company and the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable law; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) unless the Company has complied with its obligations under Section 6.3 and (x) until five Business Days have elapsed following delivery to the Parent of a written notice of such determination by the Board of Directors of the Company and during such five Business Day period the Company has fully cooperated with the Parent (including informing the Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) with the intent of enabling the Parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected on such adjusted terms, (y) at the end of such five Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company continues to determine in good faith, after consultation with outside nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable law and (z) (A) prior to such termination, the Parent has received all fees and expense reimbursements set forth in Section 8.3 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

(g)           by the Parent, if there shall have been a breach by the Company of any provision of Section 6.3 other than unintentional, immaterial breaches that do not adversely affect the rights of the Parent;

(h)           by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by the Company of written notice of such breach from the Parent and (y) the Termination Date; or

(i)            by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by the Parent of written notice of such breach from the Company and (y) the Termination Date.

The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 8.2.            Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Merger Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, that (i) any such termination shall not relieve any Party from liability for any willful breach of this Agreement and (ii) the provisions of Section 4.21, the provisos relating to amendment to or waivers of confidentiality agreements set forth in Sections 6.3(a), the provisions of Sections 6.2, 6.8, this Section 8.2, Section 8.3 and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3.            Fees and Expenses.  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

(b)           (i)            If this Agreement is terminated:

(1)           at a time when the Parent is entitled to terminate this Agreement in accordance with Section 8.1(b) or Section 8.1(d) and an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed, after the date of this Agreement, in a manner which is or otherwise becomes public (including being known to unaffiliated stockholders of the Company);

(2)           by the Company in accordance with Section 8.1(b) and, within six months of such termination, the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any Acquisition Proposal; or

(3)           pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(g) or Section 8.1(h);

(ii)           then the Parent shall be entitled to receive (in accordance with Section 8.3(d)) from the Company (x) reimbursement for the out-of-pocket expenses of the Parent and the Merger Subsidiary (including printing fees, filing fees (including with respect to the HSR Act or otherwise) and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to this Agreement and the transactions contemplated hereby and any related financing, in an amount not to exceed $500,000 (“Expense Reimbursement”) and (y) an amount equal to $4,000,000 (the “Termination Fee”).

(c)           If this Agreement is terminated at a time when Parent is entitled to terminate this Agreement in accordance with Section 8.1(d) and, at the time of such termination no Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed after the date of this agreement in a manner which is or otherwise becomes public, then the Parent shall be entitled to receive (in accordance with Section 8.3(d)) from the Company the Expense Reimbursement.

(d)           Upon termination of this Agreement by the Company pursuant to Section 8.1(i) or by the Parent pursuant to Section 8.1(b), the Parent agrees to reimburse the Company for its out-of-pocket expenses (including printing fees, filing fees (including with respect to the Proxy Statement or otherwise) and fees and expenses of its legal counsel related to this Agreement and the transactions contemplated hereby and incremental costs (including lost savings) directly resulting from the Company having taken or foregone certain actions upon the specific written request of the Parent in anticipation of the Merger; provided, that the aggregate amount of the Parent’s obligation pursuant to this Section 8.3(e) shall not exceed $250,000.

(e)           The Company shall, upon demand or at such other time as is mutually agreed to in writing by the Company and the Parent, reimburse the Parent for 50% of the fee associated with the filing of the premerger notification and report form under the HSR Act and the Parent shall, upon demand or at such other time as is mutually agreed to in writing by the Company and the Parent, reimburse the Company for 50% of the filing fee associated with the Proxy Statement.

(f)            The Company acknowledges that the Termination Fee and Expense Reimbursement provided for in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee and Expense Reimbursement provided for above, neither the Parent nor the Merger Subsidiary would enter into this Agreement.  The Parent acknowledges that the expense reimbursement to the Company provided for in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without this expense reimbursement provided for above, the Company would not enter into this Agreement.

Section 8.4.            Amendment.  To the extent permitted by applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Company Stockholders; provided, that after any such approval, no amendment shall be made that by law requires further approval by such Company Stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.5.            Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, that after the approval of the Merger by the Company Stockholders, no extension or waiver shall be made that by law requires further approval by such Company Stockholders without such further approval.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1.            Nonsurvival of Representations and Warranties.  The respective representations and warranties of the Company, on the one hand, and each of the Parent and the Merger Subsidiary, on the other hand, contained in this Agreement, any Ancillary Agreement or in any document, certificate or instrument delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party.  Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, the Parent or the Merger Subsidiary shall be under any liability whatsoever with respect to any such representation and warranty.  This Section 10.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Effective Time.

Section 9.2.            Notices.  All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)           if to the Parent or the Merger Subsidiary, to:

SSA Global Technologies, Inc.
110 Sheppard Avenue East
Suite 701
Toronto, Canada M2N 6Y8
Attention:              Shelley R. Isenberg
Telephone:            (416) 228-2242
Facsimile:               (416) 221-0994

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:              Robert B. Loper, Esq.
Telephone:            (212) 756-2138
Facsimile:               (212) 593-5955

(b)           if to the Company, to:

Infinium Software, Inc.
25 Communications Way
Hyannis, Massachusetts 02601

Attention:              General Counsel
Telephone:            (508) 790-6728
Facsimile:               (508) 790-6784

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, Massachusetts  02109
Attention:              Jay E. Bothwick, Esq.
Telephone:            (617) 526-6526
Facsimile:               (617) 526-5000

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

Section 9.3.            Entire Agreement.  This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing), including the Confidentiality Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof.

Section 9.4.            No Third Party Beneficiaries.  Except for the provisions of Section 6.13 and Section 6.14, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

Section 9.5.            Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that the Parent may substitute any direct or indirect wholly-owned subsidiary of the Parent for the Merger Subsidiary without consent of the Company and the Parent may assign its rights and obligations under this Agreement to a newly formed Affiliate of the Parent; provided, that the Parent and/or the Merger Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.6.            Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

Section 9.7.            Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.8.            Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.9.            Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of The Commonwealth of Massachusetts.

Section 9.10.          Submission to Jurisdiction.  Any suit, Action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the City and State of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or Proceeding in any such court or that any such suit, Action or Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, Action or Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.2 as to giving notice hereunder shall be deemed effective service of process on such Party.

Section 9.11.          Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party.  No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  Each party hereto agrees that irreparable damage would occur to the other party or parties in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of New York (as to which the Parties agree to submit jurisdiction of the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity including those set forth in Section 8.3.  Each party hereto further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.

Section 9.12.          Waiver of Jury Trial.  EACH OF THE PARENT, THE MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE MERGER SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of this page intentionally left blank.  Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the date first written above.

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk Isaacson
Name: Kirk Isaacson
Title: Senior Vice President and
General Counsel

SAMURAI MERGER SUBSIDIARY, INC.

By:	/s/ Kirk Isaacson
Name: Kirk Isaacson
Title: President

By:	/s/ Susan Hickel
Name: Susan Hickel
Title: Assistant Treasurer and Clerk

INFINIUM SOFTWARE, INC.

By:	/s/ James E. McGowan
Name: James E. McGowan
Title: President and Chief Executive Officer

By:	/s/ W.B. Gerraughty, Jr.
Name: W.B. Gerraughty, Jr.
Title: Senior Vice President, Chief Financial Officer and Treasurer